As filed with the Securities and Exchange Commission on December 21, 2016, 2016

File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

THL CREDIT LAKESHORE, INC.

(Exact name of registrant as specified in charter)

Delaware	81-4073932
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

100 Federal St., 31st Floor, Boston, MA	02110
(Address of principal executive offices)	(Zip Code)

(800) 450-4424

(Registrant’s telephone number, including area code)

with copies to:

Cynthia M. Krus

Sutherland Asbill & Brennan LLP

700 Sixth Street, NW

Washington, DC 20001

(202) 383-0100

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001 per share

(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

THL Credit Lakeshore, Inc. is filing this registration statement on Form 10 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in order to permit it to file an election to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and to provide current public information to the investment community and to comply with applicable requirements in the event of the future quotation or listing of its securities on a national securities exchange or the future quotation or listing of its securities on any other public trading market.

In this Registration Statement, except where the context suggests otherwise:

•	the terms “we,” “us,” “our,” and “Company,” refer to THL Credit Lakeshore, Inc.;

•	the terms “Advisor,” “Investment Advisor,” and “Administrator” refer to THL Credit Advisors LLC, our investment advisor and administrator; and

•	the term “TCRD” refers to THL Credit, Inc.

Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Immediately after filing this Registration Statement, we intend to file an election to be regulated as a BDC under the 1940 Act. Upon filing of such election, we will become subject to the 1940 Act requirements applicable to BDCs.

FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus, including the “Risk Factors” section of this Registration Statement, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the introduction, withdrawal, success and timing of business initiatives and strategies;

•	changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of our assets;

•	the relative and absolute investment performance and operations of our investment adviser;

•	the impact of increased competition;

•	the impact of future acquisitions and divestitures;

•	the unfavorable resolution of legal proceedings;

•	our business prospects and the prospects of our portfolio companies;

•	the impact, extent and timing of technological changes and the adequacy of intellectual property protection;

•	the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to us or the Advisor;

•	the ability of the Advisor to identify suitable investments for us and to monitor and administer our investments;

•	our contractual arrangements and relationships with third parties;

•	any future financings by us;

•	the ability of the Advisor to attract and retain highly talented professionals;

•	fluctuations in foreign currency exchange rates; and

•	the impact of changes to tax legislation and, generally, our tax position.

This Registration Statement, and other statements that we may make, may contain forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

ITEM 1.	BUSINESS

(a)	General Development of Business

We were formed on September 30, 2016 as a corporation under the laws of the State of Delaware. We were organized primarily to make debt investments in U.S. middle market companies. We will invest primarily in secured loans consisting of first lien, including unitranche facilities and, to a lesser extent, second lien facilities. Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated investments in debt of middle market companies and, to a lesser extent, arranger-led or syndicated debt investments and equity investments in middle market companies.

We expect to conduct private offerings (the “Private Offering”) of our common shares to investors in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). At the closing of any Private Offering, each investor will make a capital commitment (a “Capital Commitment”) to purchase shares of our common stock pursuant to a subscription agreement entered into with us. Investors will be required to fund drawdowns to purchase shares of our common stock up to the amount of their respective Capital Commitments on an as-needed basis each time we deliver a notice to the investors. The purchase price for such shares will be our then-current net asset value per share as of the end of the most recent quarter prior to the applicable drawdown date, subject to the limitations of Section 23 under the 1940 Act (which generally prohibits the Company from issuing shares at a price below the then-current net asset value per share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). We anticipate commencing our loan origination and investment activities contemporaneously with the initial drawdown from investors in the Private Offering (the “Initial Drawdown”). We expect that the initial closing (the “Initial Closing”) of the Private Offering will occur as soon as practicable (the “Initial Closing Date”) but the Advisor may set the Initial Closing Date in its sole discretion. At anytime prior to a liquidity event, the Advisor may, in its sole discretion, permit one or more additional closings (“Subsequent Closings”) as additional Capital Commitments are obtained (the conclusion of all Subsequent Closings, if any, the “Final Closing” and the Initial Closing, each Subsequent Closing and the Final Closing, each a “Closing”). See “Item 1(c). Description of Business — The Private Offering.”

We intend to file with the SEC an election to be treated as a BDC under the 1940 Act. We also intend to elect to be treated, and intend to qualify annually thereafter, as a regulated investment company (a “RIC”) under Subchapter M of the Code for U.S. federal income tax purposes. As a BDC and a RIC, we are required to comply with certain regulatory requirements. See “Item 1(c). Description of Business — Regulation as a Business Development Company” and “Item 1(c). Description of Business — Certain U.S. Federal Income Tax Considerations.”

Potential liquidity events shall include an exchange listing, the sale of substantially all of the Company’s assets and the merger of the Company (with TCRD or another entity). In addition, concurrent with a Liquidity Event, we may conduct a “Spin-Off” pursuant to which stockholders would have the option to elect to retain their shares of our common stock or exchange such shares for common stock in a newly formed entity (the “New BDC”) that would elect to be treated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code.

The SEC staff has granted the Advisor relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions. This relief permits us to invest with TCRD; however, while we may invest with TCRD from time to time, we do not intend for all of our investments to be co-investments and we do not consider co-investing with TCRD to be a principal investment strategy.

(b)	Financial Information about Industry Segments

Our operations comprise only a single reportable segment.

(c)	Description of Business

The Company — THL Credit Lakeshore, Inc.

THL Credit Lakeshore, Inc. is a newly formed Delaware corporation organized primarily to make debt investments in U.S. middle market companies. We intend to invest primarily in secured loans consisting of first lien, including unitranche facilities and, to a lesser extent, second lien facilities. Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated investments in debt of middle market companies and, to a lesser extent, arranger-led or syndicated debt investments and equity investments in middle market companies.

We intend to file an election to be treated as a BDC under the 1940 Act and intend to elect to be treated, and to qualify annually thereafter, as a RIC under the Code. We will be externally managed by the Advisor. Subject to the overall supervision of our board of directors (the “Board of Directors”), a majority of whom will be independent of the Advisor and its affiliates, the Advisor will be responsible for managing the business and activities of the Company.

We define “middle market companies” to generally mean both public and privately held companies with annual earnings before interest expense, income tax expense, depreciation and amortization, or “EBITDA,” generally between $5 and $75 million. We expect to generate returns through a combination of contractual interest payments on debt investments and origination, prepayment and other similar fees. We can offer no assurances that we will achieve our investment objective.

We will not invest more than 20% of our total assets in companies whose principal place of business is outside the United States. We generally intend to distribute, out of assets legally available for distribution, substantially all of our available earnings, on a quarterly basis, as determined by the Board of Directors in its discretion.

To achieve our investment objective, we will leverage the Advisor’s extensive network of relationships with other sophisticated institutions to source, evaluate and, as appropriate, partner with on transactions. The Investment Principals (as defined below) have worked together over the past nine years at the Advisor and its predecessor, and together with their prior investment experiences, have invested through multiple business and credit cycles in a variety of credit products. There are no assurances that we will achieve our investment objective.

From time to time, we may be exposed to significant market risk. Our investment portfolio may be concentrated. We will be subject to certain investment restrictions with respect to leverage and type of investments. We or our affiliates may engage in certain origination activities and receive attendant structuring or similar fees.

Once we elect to be treated as a BDC, at least 70% of our assets must be assets of the type listed in Section 55(a) of the 1940 Act, as described herein.

The Advisor — THL Credit Advisors LLC

Our investment activities will be managed by the Advisor. The Advisor will be responsible for sourcing potential investments, conducting research on prospective investments, analyzing investment opportunities, structuring our investments, and monitoring our investments and portfolio companies on an ongoing basis. We will pay the Advisor a management fee as a percentage of our gross assets and may pay incentive fees as a percentage of our ordinary income and capital gains. The Advisor will provide management services to us pursuant to an investment advisory agreement to be entered into between the Advisor and us (the “Investment Advisory Agreement”).

The Advisor was formed as a Delaware limited liability company on June 26, 2009 and is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). The Advisor is an alternative credit investment manager for both direct lending and tradable credit investments through public and private vehicles, commingled funds including collateralized loan obligations (“CLOs”), and separately managed accounts and co-mingled funds. The Advisor and its credit-focused affiliates managed assets of $7.2 billion as of June 30, 2016 across its two primary investment platforms: Direct Lending and Tradable Credit. Assets under management included uncalled capital commitments of the Advisor and its subsidiary as well as the assets under management of its affiliate, THL Credit, Inc. and its related funds and separate account.

The Advisor benefits from a scaled and integrated business that draws on a diverse resource base and the credit and industry expertise of the entire platform. Fundamental credit analysis, rigorous and disciplined underwriting, well-structured investments and ongoing monitoring are the hallmarks of its credit culture.

The Advisor’s Direct Lending platform invests primarily in secured loans consisting of first lien, including unitranche facilities, and, to a lesser extent, second lien facilities. In certain instances, the Advisor’s Direct Lending platform also makes subordinated debt investments, and equity investments such as warrants, preferred stock or other similar securities.

The Advisor’s Tradable Credit platform manages investments in secured broadly-syndicated bank loans (BSLs), structured credit and high-yield securities through CLOs, separately managed accounts, sub-advisory and various fund formats, including THL Credit Senior Loan Fund (NYSE: TSLF) (“TSLF”), a non-diversified, closed-end management investment company.

The Advisor is headquartered in Boston, with additional investment teams in Chicago, Dallas, Los Angeles and New York, allowing it’s investment professionals to be close to its portfolio companies as well as its origination and distribution sources. Over the years, the Advisor has developed deep and diverse national relationships that it leverages to maximize investment opportunities across its platforms.

The Advisor is led by Sam W. Tillinghast, Christopher J. Flynn, and Terrence W. Olson, who constitute its principals (collectively, the “Investment Principals”). The Advisor’s Direct Lending investment committee (the “Investment Committee”), is comprised of the Investment Principals.

The Advisor is owned and controlled by the Investment Principals, certain members of management of the Advisors’ Tradable Credit platform, and a partnership consisting of certain of the partners of Thomas H. Lee Partners, L.P. (“THL Partners”). The Investment Principals have worked together over the past nine years at the Advisor and its predecessor, and together with their prior investment experiences, have invested through multiple business and credit cycles in a variety of credit products. The Investment Principals bring a unique investment perspective and skill set by virtue of their complementary, collective experience as both debt and equity investors. In addition, the Investment Principals will bring an active equity ownership mentality and intend to focus on adding value to portfolio companies through board representation, when possible, active monitoring and direct dialogue with management.

In addition to us, the Advisor has two other Direct Lending clients, THL Credit, Inc. (NASDAQ: TCRD) and THL Credit Direct Lending Fund III LLC (together with each parallel vehicle, “Fund III”), that have available capital with which to make investments. TCRD is an externally-managed, non-diversified closed-end management investment company incorporated in Delaware on May 26, 2009 that has elected to be regulated as a BDC, under the 1940 Act. On April 21, 2010, TCRD completed its initial public offering, formally commencing principal operations. Fund III is an institutional, comingled private investment fund. Both TCRD and Fund III are also advised by the Advisor and have investment objectives similar to ours. The Advisor may allocate investment opportunities between us, Fund III and TCRD to the extent appropriate pursuant to its allocation policy. See “Certain Relationships and Related Transactions, and Director Independence.”

Once we elect to be treated as a BDC, we may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, the prior approval of the SEC. The SEC staff has granted the Advisor relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions. See “Certain Relationships and Related Transactions, and Director Independence.”

Affiliation with Thomas H. Lee Partners, L.P.

The Advisor is owned in part by a partnership consisting of certain of the partners of THL Partners. Founded in 1974, THL Partners is a leading private equity firm based in Boston, MA. THL Partners focuses on identifying and obtaining substantial ownership positions in growth-oriented companies where it can add managerial and strategic expertize to create value for its partners. As one of the oldest and most experienced private equity investment firms, THL Partners has raised approximately $20 billion of equity capital and invested in more than 130 businesses with an aggregate purchase price of more than $150 billion. THL Partners seeks to build companies of lasting value while generating strong returns. We believe that we will benefit from the Advisor’s relationship with THL Partners. The Advisor has access to the industry knowledge of THL Partners’ investment team to consult with the THL Partners team on specific industry issues, trends and other matters to complement our investment process.

Set forth below is a chart that depicts the organizational structure of the Company, Fund III, TCRD and THL Credit Senior Loan Strategies LLC (“THL Credit SLS”):

The Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. The responsibilities of the Board of Directors include, among other things, the oversight of our investment activities; the quarterly valuation of its assets, oversight of its financing arrangements and corporate governance activities. The Board of Directors is expected to consist of five members, three of whom will not be “interested persons” of the Company or of the Advisor as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board of Directors. These individuals are referred to as independent directors. The Board of Directors elects our executive officers, who serve at the discretion of the Board of Directors. Under our certificate of incorporation, each of our directors will hold office for one year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire at each such meeting will be elected to hold office for a one year term expiring at the next annual meeting of stockholders following their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies or such director’s earlier resignation, death or removal.

Investment Advisory Agreement

THL Credit Advisors LLC will serve as our investment adviser. The Advisor is registered as an investment advisor under the Advisers Act. Subject to the overall supervision of the Board of Directors, the Advisor manages the day-to-day operations of, and provide investment advisory and management services to us. The address of the Advisor is 100 Federal Street, 31st Floor, Boston, Massachusetts 02110.

Under the terms of the Investment Advisory Agreement, the Advisor will:

•	determine the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes;

•	identify, evaluate and negotiate the structure of the investments we make (including performing due diligence on our prospective portfolio companies); and

•	close, monitor and administer the investments we make, including the exercise of any voting or consent rights.

The Advisor’s services under the Investment Advisory Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to us are not impaired. The Advisor and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. For example the Advisor presently serves as an investment Advisor to TCRD and private funds, including Fund III, and as sub-advisor to a closed-end fund, THL Credit Senior Loan Fund (NYSE: TSLF) and to open-end mutual funds. The Advisor may serve as investment advisor to additional private funds, registered closed-end or open-end funds and CLOs in the future and these funds may have overlapping investment objectives with ours and, accordingly, may invest in asset classes similar to those targeted by us.

The Advisor’s policies are designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or an exemptive order, with other funds managed by the Advisor and its affiliates. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates.

The SEC staff has granted the Advisor relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions (the “Order”). Pursuant to the Order, we will be permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors makes certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching by us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

Compensation of the Advisor

Pursuant to the Investment Advisory Agreement, we will pay the Advisor a fee for investment advisory and management services consisting of a base management fee and a two-part incentive fee. The cost of both the Management Fee and the Incentive Fee will ultimately be borne by our stockholders.

The Management Fee is payable quarterly in arrears. Prior to a Liquidity Event, as defined below, the management fee is payable quarterly at an annual rate of 0.95% of (i) our gross assets without deduction for any liabilities and excluding uninvested cash at the end of our most recently completed calendar quarter plus (ii) prior to the expiration of the Commitment Period, any stockholder’s remaining unfunded Capital Commitments to us at the end of the most recently completed calendar quarter. Following a Liquidity Event in which we are a surviving entity, the management fee is payable at an annual rate of 1.25% of our gross assets without deduction for any liabilities, payable quarterly in arrears, at the end of the most recently completed calendar quarter. The management fee for any partial month or quarter, as the case may be, will be appropriately prorated and adjusted for any share issuances or repurchases during the relevant calendar months or quarters, as the case may be. For purposes of the Investment Advisory Agreement, gross assets means the total assets determined on a consolidated basis in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), without deduction for any liabilities.

Pursuant to the Investment Advisory Agreement, the Advisor will not be entitled to an Incentive Fee prior to a Liquidity Event. Following a Liquidity Event in which we are a surviving entity, the incentive fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on our ordinary income and a portion is based on our capital gains, each as described below. The portion of the Incentive Fee based on ordinary income is calculated, and payable, quarterly in arrears commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity, and equals 100% of the pre-incentive fee net investment income in excess of a 1.5% quarterly “hurdle rate,” until the Advisor has received 17.5% of the total pre-incentive fee net investment income for that calendar quarter and, for pre-incentive fee net investment income in excess of 1.5% quarterly, 17.5% of all remaining pre-incentive fee net investment income for that calendar quarter. The 100% “catch-up” provision for pre-incentive fee net investment income in excess of the 1.5% “hurdle rate” is intended to provide the Advisor with an Incentive Fee of 17.5% on all pre-incentive fee net investment income when that amount equals 1.82% in a calendar quarter (7.28% annualized), which is the rate at which catch-up is achieved. Once the “hurdle rate” is reached and catch-up is achieved, 17.5% of any pre-incentive fee net investment income in excess of 1.82% in any quarter is payable to the Advisor.

The foregoing Incentive Fee is subject to a total return requirement, which provides that no incentive fee in respect of our pre-incentive fee net investment income is payable except to the extent 17.5% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity) exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity). In other words, any ordinary income Incentive Fee that is payable in a calendar quarter is limited to the lesser of (i) 17.5% of the amount by which our pre-incentive fee net investment income for such calendar quarter exceeds the 1.5% hurdle, subject to the “catch-up” provision, and (ii) (x) 17.5% of the cumulative net increase in net assets resulting from operations for the then current and 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity) minus (y) the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity). For the foregoing purpose, the “cumulative net increase in net assets resulting from operations” is the amount, if positive, of the sum of our pre-incentive fee net investment income, base management fees, realized gains and losses, unrealized appreciation and depreciation and taxes for the then current and 11 preceding calendar quarters (commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity). In addition, the portion of such incentive fee that is attributable to deferred interest (sometimes referred to as payment-in-kind interest, or PIK, or original issue discount, or OID) will be paid to the Advisor, together with interest thereon from the date of deferral to the date of payment, only if and to the extent we actually receives such interest in cash, and any accrual thereof will be reversed if and to the extent such interest is reversed in connection with any write-off or similar treatment of the investment giving rise to any deferred interest accrual. There is no accumulation of amounts on the hurdle rate from quarter to quarter and accordingly there is no clawback of amounts previously paid if subsequent quarters are below the quarterly hurdle rate and there is no delay of payment if prior quarters are below the quarterly hurdle rate.

To determine whether pre-incentive fee net investment income exceeds the hurdle rate, pre-incentive fee net investment income is expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity.

The second component of the Incentive Fee, the Capital Gains Incentive Fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, upon the date of such termination). This component is equal to 17.5% of our cumulative aggregate realized capital gains from the date of a Liquidity Event in which the Company is a surviving entity through the end of that calendar year, computed net of the cumulative aggregate realized capital losses and cumulative aggregate unrealized capital depreciation through the end of such year. The aggregate amount of any previously paid Capital Gains Incentive Fees is subtracted from such Capital Gains Incentive Fee calculated. For the sole purpose of calculating the Capital Gains Incentive Fee, the cost basis as of the date of the Liquidity Event for all of the Company’s investments made prior to the Liquidity Event will be equal to the fair market value of such investments as of the last day of the calendar quarter in which the Liquidity Event occurs; provided, however, that in no event will the Capital Gains Fee payable pursuant to the Investment Advisory Agreement be in excess of the amount permitted by the Advisers Act, including Section 205 thereof.

The fees that are payable under the Investment Advisory Agreement for any partial period will be appropriately prorated.

Payment of Our Expenses under the Investment Advisory Agreement

All investment professionals and staff of the Advisor, when and to the extent engaged in providing investment advisory and management services to us; and the compensation and routine overhead expenses of such personnel allocable to such services (including health insurance, 401(k) plan benefits, payroll taxes and other compensation related matters), are provided and paid for by the Advisor. We will bear all other costs and expenses of our operations and transactions, including those relating to:

•	our organization and any offering;

•	calculating our net asset value and net asset value per share (including the cost and expenses of any independent valuation firm);

•	expenses, including travel-related expenses, incurred by the Advisor or payable to third parties in originating investments for the portfolio, performing due diligence on prospective portfolio companies, monitoring our investments and, if necessary, enforcing our rights;

•	interest and any fees payable on debt, if any, incurred to finance our investments;

•	the costs of future offerings of common shares and other securities, if any;

•	the base management fee and any incentive management fee;

•	distributions on our shares;

•	administrator expenses payable under our administration agreement;

•	transfer agent and custody fees and expenses;

•	the allocated costs incurred by the Advisor as our administrator in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties, including legal fees, relating to, or associated with, evaluating, making, documenting, and disposing of investments;

•	brokerage fees and commissions;

•	registration fees;

•	listing fees;

•	taxes;

•	independent director fees and expenses;

•	costs of preparing and filing reports or other documents with the SEC;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	our fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	direct costs and expenses of administration and operation, including audit and legal costs;

•	fees and expenses associated with marketing efforts, including to investors, sponsors and other origination sources;

•	dues, fees and charges of any trade association of which we will be a member;

•	direct costs and expenses of administration, including printing, mailing, communication costs and secretarial and administrative staff;

•	costs of winding up;

•	costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;

•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Advisor in connection with administering our business, such as the allocable portion of overhead under its administration agreement, including rent and other allocable portions of the cost of certain of our officers and their respective staffs.

We will reimburse the Advisor for costs and expenses incurred by the Advisor for office space rental, office equipment and utilities allocable to the performance by the Advisor of its duties under the investment management agreement, as well as any costs and expenses incurred by the Advisor relating to any non-investment advisory, administrative or operating services provided by the Advisor to us or in the form of managerial assistance to portfolio companies that request it.

The Advisor may pay amounts owed by us to third party providers of goods or services. We will subsequently reimburse the Advisor for such amounts paid on its behalf.

Limitations of Liability and Indemnification

                The Investment Advisory Agreement provides that the Advisor and its officers, directors, employees and affiliates are not liable to us or any of our stockholders for any act or omission by it or its employees in the supervision or management of our investment activities or for any loss sustained by us or our stockholders, except that the foregoing exculpation does not extend to any act or omission constituting willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations under the Investment Advisory Agreement. The Investment Advisory Agreement also provides for indemnification by us of the Advisor’s members, directors, officers, employees, agents and control persons for liabilities incurred by it in connection with their services to us, subject to the same limitations and to certain conditions.

Termination

Unless terminated earlier as described below, once approved, the Investment Advisory Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by the Board of Directors, including a majority of independent directors, or by the affirmative vote of the holders of a majority of our outstanding voting securities. The Investment Advisory Agreement will automatically terminate in the event of its assignment. The Investment Advisory Agreement may be terminated by either party without penalty upon not less than 60 days written notice to the other. Any termination by us must be authorized either by our Board of Directors or by vote of our stockholders.

Board Approval of the Investment Advisory Agreement

The Board of Directors will hold an in-person meeting to consider and approve the Investment Advisory Agreement and related matters. The Board of Directors will be provided information it requires to consider the Investment Advisory Agreement, including, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to us by the Advisor;

•	the fee structures of comparable externally managed business development companies that engage in similar investing activities;

•	our projected operating expenses and expense ratio compared to business development companies with similar investment objectives;

•	any existing and potential sources of indirect income to the Advisor from its relationship with us and the profitability of that relationship, including through the Investment Advisory Agreement;

•	information about the services to be performed and the personnel performing such services under the Investment Advisory Agreement;

•	the organizational capability and financial condition of the Advisor and its affiliates; and

•	various other matters.

Based on the information reviewed and the discussions detailed above, the Board of Directors, including a majority of the directors who are not “interested persons” as defined in the 1940 Act, will be asked to conclude that the investment advisory fee rates and terms are reasonable in relation to the services provided and that the Investment Advisory Agreement is in the best interests of our stockholders.

Administration Agreement

We will enter into an administration agreement with the Advisor (the “Administration Agreement”), under which the Administrator provides administrative services to us. For providing these services, facilities and personnel, we will reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and our allocable portion of the cost of certain of our officers and their respective staffs.

The Administrator may pay amounts owed by us to third-party providers of goods or services. We will subsequently reimburse the Administrator for such amounts paid on our behalf.

Additionally, at the our request, the Administrator provides on our behalf significant managerial assistance to its portfolio companies to which we will be required to provide such assistance.

Market Opportunity

We believe the middle-market lending environment provides opportunities for us to meet our objective of generating both current income and capital appreciation as a result of a combination of the following factors:

Banks and traditional lenders have recently pulled back from the middle market creating an opportunity for alternative lenders like the Company. Increased lending regulation has limited the ability of traditional lenders to provide capital to middle market companies. Heightened scrutiny of large bank institutions by regulatory bodies has prompted lending guidelines that have sought to limit leverage, deter banks from lengthening payment timelines. Consolidation among commercial banks has also reduced their focus on middle market business. The Company believes that many senior lenders have de-emphasized their service and product offerings to middle market companies in favor of lending to large corporate clients, managing capital markets transactions and providing other non-credit services to their customers. The combination of bank consolidation and increased regulation has resulted in fewer lender participants and a greater opportunity for the Company to originate proprietary investment opportunities in the middle market.

Meaningful availability of investable capital at private equity firms. Recent private equity data in the Preqin Q1 2016 Fundraising Update show over $1 trillion of unused commitments to private equity funds that private equity fund managers are actively looking to allocate to transactions involving new or existing portfolio companies.

Middle market companies are increasingly seeking lenders with long-term capital to provide flexible solutions for their debt and equity financing needs. The Company believes that many middle market companies prefer to execute transactions with private capital providers such as the Company, rather than execute high-yield bond or equity transactions in the public markets, which may necessitate increased financial and regulatory compliance and reporting obligations. Further, the Company believes many middle market companies are inclined to seek capital from a small number of skilled, reliable and predictable providers with access to permanent capital that can satisfy their specific needs and serve as value-added financial partners with an understanding of, and longer-term view oriented towards the growth of their businesses. The Company will aim to develop a constructive partnership with its portfolio companies to help them navigate economic cycles and operational issues which will arise.

The “one-stop” debt financing solution provided by alternative lenders like the Company, either as the sole lender or in small club executions, is compelling to middle market borrowers and sponsors. “One-stop” solutions provide certainty, ease and speed of closing and result in a less complicated capital structure that gives the requisite lender greater control of its investment through smaller transactions with one or few lenders.

The large yet fragmented middle market may offer lenders more attractive economic terms compared to the more efficient, broadly syndicated markets. Investing in directly originated debt securities in the middle market may offer more attractive returns relative to their investment risk, when compared to investments in public high yield or syndicated bank loan securities, due to their illiquid nature. Furthermore, private equity sponsors focused on the middle market seek lenders with domain expertise and certainty of closing rather than running a fully efficient arranger process, which may also enhance yields to alternative lenders like the Company. In addition to higher yields, directly originated investments in the middle market may also benefit from more favorable terms relative to the broadly syndicated market, including lower leverage, tighter covenant packages, stronger call protection, and greater control of a work-out process in the case of a default.

Investment strategy

We believe a strategy focused primarily on debt securities in middle market companies has a number of compelling attributes. First, the market for these instruments is relatively inefficient, allowing an experienced investor an opportunity to produce high risk-adjusted returns. Second, downside risk can be managed through an extensive credit-oriented underwriting process, creative structuring techniques, robust covenants and intensive portfolio monitoring. We believe private debt investments generally require the highest level of credit and legal due diligence among debt or credit asset classes. Lastly, compared with equity investments, returns on debt investments tend to be less volatile given the substantial current return component and seniority in the capital structure relative to equity.

We will consider opportunities within all industries and do not have fixed guidelines for industry concentration.

Our investments may include original issue discount, or OID, instruments and contractual PIK, interest, which represents contractual interest added to a loan balance and due at the end of such loan’s term. We expect to invest, under normal circumstances, at least 80% of our net assets (plus any borrowings for investment purposes), directly or indirectly in middle-market credit obligations and related instruments. We define “credit obligations and related instruments” for this purpose as any fixed-income instrument, including loans to, and bonds and preferred stock of, portfolio companies and other instruments that provide exposure to such fixed income instruments. We expect that if these investments were rated, they would likely receive a rating of below investment grade, which we refer to as “junk,” and would be considered speculative.

While, as a result of fluctuations in the net asset value of one asset relative to another asset, middle-market credit obligations and related instruments may represent less than 80% of our net assets (plus any borrowings for investment purposes) at any time, we may not invest, under normal circumstances, more than 20% of our net assets (plus any borrowings for investment purposes) in securities and other instruments that are not middle-market credit obligations and related instruments. Investors will be notified at least 60 days prior to any change to our 80% investment policy described above.

We do not expect derivatives to be a significant component of our investment strategy. We retain the flexibility, however, to utilize hedging techniques, such as forward contracts, currency options and interest rate swaps, caps, collars and floors, to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates to the extent permitted by the 1940 Act. Such hedging strategies would principally be used to protect us against higher costs on our indebtedness resulting from increases in both short-term and long-term interest rates, to protect the value of our portfolio investments, for example, against foreign currency fluctuations against the U.S. Dollar or possible adverse changes in the market value of securities held in our portfolio. This policy is not fundamental and may be changed without stockholder approval, subject to any limitations imposed by the 1940 Act.

We do not expect the acquisition of securities issued by investment companies to be a significant component of our investment strategy; however, to the extent we do invest in investment companies such investment would not exceed the limits imposed by the 1940 Act. With respect to the portion of our portfolio invested in securities issued by investment companies, it should be noted that such investments might subject stockholders to additional expenses. This policy is not fundamental and may be changed without stockholder approval, subject to any limitations imposed by the 1940 Act.

From time to time we may have unfunded commitments to provide funds to portfolio companies which would not be reflected in our Consolidated Statements of Assets and Liabilities. These unfunded commitments will be subject to the same underwriting and ongoing portfolio maintenance as are the on-balance sheet financial instruments that we hold. Since these commitments may expire without being drawn upon, the total commitment amount at any time will not necessarily represent future cash requirements. We intend to use cash flow from normal and early principal repayments and proceeds from borrowings and offerings to fund these commitments.

Competition

We believe our primary competitors to providing financing to middle market companies will include other BDCs, public and private funds, commercial and investment banks, CLO funds, commercial finance companies and, to the extent they provide an alternative form of financing, private equity and hedge funds. Our competitors may be substantially larger and have considerably greater financial and marketing resources. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships. See “Item 1A. Risk Factors — Risk Relating to Our Business and Structure — The highly competitive market in which we operate may limit our investment opportunities.”

Competitive Advantages

We believe that, through the Advisor, we will possess the following competitive advantages over many other capital providers to middle market companies:

Experienced management team. As stated above, the Investment Principals are experienced and have worked together extensively and together with their past investment experiences have invested through multiple business and credit cycles in a variety of credit products with the objective of generating attractive, long-term, risk-adjusted returns. Each of the Investment Principals brings a unique investment perspective and skill-set by virtue of their complementary collective experiences as both debt and equity investors.

Proactive Sourcing Platform. We believe that the Advisor will take a proactive, hands-on, and creative approach to investment origination. The Advisor’s disciplined origination process will include proprietary tools and resources and will employ a national platform with a regional focus. With offices in Boston, Chicago, Dallas, New York and Los Angeles, the Investment Principals have a deep and diverse relationship network in the debt capital and private equity markets. We expect that these activities and relationships will provide an important channel through which we intend to generate investment opportunities consistent with our investment strategy.

Significant institutional expertise and brand recognition gained from investing approximately $1.8 billion in 90 companies between June 2009 and March 31, 2016 across the Direct Lending platform. The Advisor has developed the institutional knowledge and operational infrastructure that we believe will be required to successfully achieve our investment objectives. The Adviser has invested approximately $1.8 billion in 90 companies from June 2009 through June 30, 2016 across the Direct Lending platform including $334 million invested alongside affiliates of the Advisor, and $62 million invested by a predecessor fund. We expect to benefit from the Advisor’s proprietary deal flow from strong relationships with sponsors cultivated over nine years of doing business in the middle market. The Advisor’s comprehensive underwriting methodology and monitoring processes have been implemented across all five regional offices. Additionally, the Investment Principals are supported by an experienced operational and administrative team.

Affiliation with THL Partners. We will be managed by the Advisor, the credit affiliate of THL Partners. As such, we will have certain access to the relationship network and industry knowledge of THL Partners to enhance transaction sourcing capabilities. This will also provide us with the opportunity to consult with investment teams from each organization on specific industry issues, trends and other complementary matters.

Investments teams set up with a regional focus. The Advisor will take a proactive, hands-on, and creative approach to investment origination, underwriting and portfolio management. The Advisor’s disciplined origination process includes proprietary tools and resources and employs a national platform with a regional focus. With offices in Boston, Chicago, Dallas, New York and Los Angeles, the Advisor has a deep and diverse relationship network. Each of the Advisor’s five offices maintains a fully functional deal team (i.e., origination, underwriting and portfolio management). Given the Advisor’s five-office footprint, the Advisor is closer to smaller, regional sponsors and has cultivated deep relationships with these private equity firms. In many cases, regional sponsors prefer to partner with local lenders. The Advisor covers four primary industry verticals: Business & Financial Services (New York), Consumer & Healthcare (Boston, Chicago, Los Angeles), Industrials & Energy (Dallas), and Information Services & Media (Los Angeles). Given the Advisor’s emphasis on four primary industry verticals, the Advisor has a strong preference for industry or sector-focused funds and/or sponsors who specialize in only several sectors as opposed to generalist private equity firms. Many middle market sponsors do not staff an internal capital markets resource (i.e., one who maintains a database and network of debt financing partners/arrangers); as such, a sponsor’s deal team leader without this resource is directly responsible for arranging debt financing as part of his/her deal process on a case-by-case basis. Middle market sponsors with this profile appreciate the value proposition of partnering with a trusted, local relationship and respected lender with deep domain expertise.

Investment Selection and Structure

Selecting investments to pursue will require us to have an employable investment philosophy, know its key metrics, have a process to consistently measure those metrics, and implement a repeatable underwriting process that enables the Investment Committee to make well-reasoned decisions.

Investment Philosophy

Our investment philosophy will focus on capital preservation, relative value, and establishing close relationships with portfolio companies. It is our expectation that this multifaceted focus should generate consistent, attractive, risk-adjusted returns coupled with low volatility.

Capital Preservation. We believe that the key to capital preservation will be comprehensive and fundamental credit analysis. We will take a long term view of our investments and portfolio with the perspective that most of our investments may need to endure through economic cycles. We will refrain from market timing and generally will not enter into investments with the sole intention of realizing short term gains based on changes in market prices. However, we will not hesitate to sell an investment if we believe that it is deteriorating in value and that more recovery will be obtained by selling rather than holding the investment.

Relative Value. Relative value is an essential part of every investment decision. Relative value is determined in a variety of ways including comparisons to other opportunities available in the same asset class and with portfolio companies in the same or similar industries. Relative value is also analyzed across asset classes (senior vs. subordinate, secured vs. unsecured, debt vs. equity) to ensure that the return of a potential investment is appropriate relative to its position in the capital structure.

Key Investment Metrics

Our value-oriented investment philosophy will primarily focus on maximizing yield relative to risk. Upon identifying a potential opportunity, we will perform an initial screen to determine whether pursuing intensive due diligence is merited. As part of this process, we have identified several criteria we believe are important in evaluating and investing in prospective portfolio companies. These criteria provide general guidelines for our investment decisions. However, each prospective portfolio company in which we will choose to invest may not meet all of these criteria.

Value orientation/positive cash flow. Our investment philosophy will place a premium on fundamental credit analysis and has a distinct value orientation. We will generally focus on companies in which we can invest at relatively low multiples of operating cash flow and that are profitable at the time of investment on an operating cash flow basis. Although we generally obtain liens on collateral when appropriate and available, we are primarily focused on the predictability of future cash flow. We generally will not intend to invest in start-up companies or companies with speculative business plans.

Seasoned management. Strong, committed management teams are important to the success of an investment and we will focus on companies where strong management teams are either already in place or where new management teams have been identified. Additionally, we will generally require the portfolio companies to have in place compensation provisions that appropriately incentivize management to succeed and to act in our interests as investors.

Material equity contribution. We will seek to invest in companies that are backed by private equity sponsors with material equity contributions of at least twenty percent and ranging up to sixty percent. We believe that material equity contributions in a leveraged buyout are important to appropriately align the private equity sponsor with the lender as well as the borrower, provide more prudent loan-to-value ratio and substantial cushion or margin of safety in enterprise value loans. Additionally, we believe material equity contributions from private equity sponsors results in greater institutional sponsor presence.

Strong competitive position. We will seek to invest in companies that have developed competitive advantages and defensible market positions within their respective markets, provide a needed product or service and are well positioned to capitalize on growth opportunities.

Exit strategy. We will seek companies that we believe will generate consistent cash flow to repay its loans and reinvest in their respective businesses. We will expect such internally generated cash flow in portfolio companies to be a key means by which we will exit from our investments over time. In addition, we will invest in companies whose business models and expected future cash flows offer attractive exit possibilities for the equity component of our returns, to the extent such equity investments exists. These companies include candidates for strategic acquisition by other industry participants and companies that may repay our investments through an initial public offering of common stock or another capital market transaction.

Due Diligence and Investment Process

We will employ a rigorous and disciplined underwriting and due diligence process. The process will include a comprehensive understanding of a portfolio company’s industry, market, operational, financial, organizational and legal position and prospects. In addition to our own analysis, we will frequently use the service of third parties (either those of the sponsor, if applicable, or those which we retain) for quality of earnings reports, environmental diligence, legal reviews, industry and customer surveys, and background checks. We will conduct thorough reference and background checks on senior management for all investments, including, but not limited to reference calls to several constituencies including senior management of past employers, business associates, customers, industry experts, such as equity research analysts and, when appropriate, competitors.

We will seek portfolio companies that have proven management teams and sponsors that have a vested interest in the portfolio company in the form of a meaningful level of equity ownership, that generate stable and predictable cash flow, and whose market position is defensible. We will invest in portfolio companies with the expectation that we will own the investment through a complete business cycle, and possibly a recession, and we determine the appropriate amount of debt for the company accordingly. In addition, we will view a sale of the portfolio company which might result in a refinancing of our investment as a possibility but not an expectation. Our intention is to craft strong and lender-friendly credit agreements with covenants, events of default, remedies and inter-creditor agreements being an integral part of its legal documents.

Our due diligence will typically include the following elements (although not all elements necessarily form part of every due diligence process):

Portfolio Company Characteristics: key levers of the business including a focus on drivers of cash flow and growth; revenue visibility; customer and supplier concentrations; historical revenue and margin trends; fixed versus variable costs; free cash flow analysis; portfolio company performance in view of industry performance; and sensitivity analysis around various future performance scenarios (with a focus on downside scenario analysis);

Industry Analysis: including the portfolio company’s position within the context of the general economic environment and relevant industry cycles; industry size and growth rates; competitive landscape; barriers to entry and potential new entrants; product position and defensibility of market share; technological, regulatory and similar threats; and pricing power and cost considerations;

Management: including the quality, breadth and depth of the portfolio company’s management; track record and prior experience; background checks; reputation; compensation and equity incentives; corporate overhead; motivation; interviews with management, employees, customers and vendors;

Financial Analysis: an understanding of relevant financial ratios and statistics, including various leverage, liquidity, free cash flow and fixed charge coverage ratios; impact on ratios in various future performance scenarios and comparison of applicable ratios to industry competitors; satisfaction with the auditor of the financial statements; quality of earnings analysis;

Capital Structure: diverse considerations regarding leverage (including understanding seniority and leverage multiples); ability to service debt; collateral and security protections; covenants and guarantees; equity investment amounts and participants (where applicable); review of other significant structural terms and pertinent legal documentation; and

Collateral and Enterprise Value: analysis of relevant collateral coverage, including assets on a liquidation basis and enterprise value on a going concern basis; matrix analysis of cash flow and valuation multiples under different scenarios along with recovery estimates; comparison to recent transaction multiples and valuations.

Underwriting Process

The Advisor will employ an extensive due diligence approach tailored to each particular investment opportunity. To begin, the Advisor will review the information memorandum that the portfolio company presenting the investment opportunity or its intermediary has prepared, and will discuss the opportunity at a high level with the portfolio company’s management team, the sponsor or the intermediary, as applicable. Based on that initial high-level review, the investment team will submit a customized due diligence questions request to the portfolio company or intermediary. The portfolio company or intermediary may respond directly with materials or there may be an online data room that the investment team is invited to review. If the investment opportunity involves a sponsor that has performed a diligence review of the portfolio company, the investment team will review the sponsor’s due diligence reports and analyses. The investment team will supplement the document review with phone calls and meetings with the intermediary, sponsor and the portfolio company’s management team, as applicable. Members of the investment team may also speak with business contacts who are industry experts who provide color on industry and market trends, without discussing the specific investment opportunity. Such industry experts may include employees of THL Partners or their portfolio companies, and persons in the Advisor’s and THL Partners’ vast network of business contacts. Members of the investment team will build a preliminary financial model and review financial statements as part of the analysis on whether the opportunity is attractive.

If the investment team believes the opportunity to be compelling or worth further discussion with the larger group, it will prepare a screening memo outlining the opportunity, including a portfolio company overview, situation overview, financial summary, investment thesis, risk factors and recommendations for next steps. The screening memo will be reviewed and discussed by all investment professionals (including the Investment Committee). Members of the Investment Committee in particular will ask detailed questions about the investment opportunity of the investment team. While no formal vote of the Investment Committee occurs at this stage, if any member of the Investment Committee expresses significant concerns about the investment opportunity then the investment team will be unlikely to proceed further.

During such discussions, the investment team will compile diligence questions raised by the larger group, and formulate a strategy for engaging outside consultants, legal and financial advisors and additional industry experts, as needed.

Following such a discussion, if the investment professionals (including the Investment Committee) believe the opportunity to be compelling, the investment team will then pursue the next stages of diligence and draft a term sheet or initial indication of interest when appropriate. Such documentation will then be presented to the sponsor or intermediary, as appropriate, and shared with the portfolio company.

If the investment team decides that the opportunity offers an attractive risk-adjusted return and we are competitively positioned to be awarded the deal, we will begin to work towards final approval by the Investment Committee by performing confirmatory due diligence. As part of this process, members of the investment team will conduct, among others, in-person meetings with management, in-depth review of historical financial data, thorough reviews of loan documents and material contracts as well as research relating to the company’s industry, customers, suppliers and competitors.

The Advisor will engage outside legal counsel for the opportunity, as well as industry-specific consultants, if appropriate, and accountants. The investment team may coordinate with the sponsor on engaging such consultants and accountants, and if the investment opportunity involves a co-investor, the investment team will coordinate with the co-investor on engaging all such advisors. External legal counsel will perform legal due diligence, the accountants will perform accounting due diligence, including a quality of earnings report if one does not yet exist, and the industry-specific consultants will diligence various areas such as regulatory restrictions, specific vendor or customer relationships and background checks on the management team.

The investment team will then present its complete findings in the form of a comprehensive memo to the Investment Committee and ask for official approval of the proposed investment.

Investment Committee

The purpose of the Investment Committee is to evaluate and approve, as deemed appropriate, all investments by us. The Investment Committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of every investment. The Investment Committee will also serve to provide investment consistency and adherence to the Advisor’s investment philosophies and policies. The Investment Committee will also determine appropriate investment sizing and suggest ongoing monitoring requirements. In addition to reviewing investments, the Investment Committee meetings will serve as a forum to discuss credit views and outlooks. Potential transactions and investment origination will be reviewed on a regular basis. Members of the investment team will be encouraged to share information and views on credits with the Investment Committee early in their analysis. This process will improve the quality of the analysis and enables the investment team members to work more efficiently.

Each potential new investment will be presented to the Investment Committee in a formal written report. Each potential sale or exit of an existing investment will also be presented to the Investment Committee. The Investment Committee will initially be comprised of Sam W. Tillinghast, Christopher J. Flynn, and Terrence W. Olson. To approve a new investment, or to exit or sell an existing investment, the consent of a majority of the three members of the Investment Committee will be required.

Structuring

Our approach to structuring will involve choosing the most appropriate variety of debt and/or equity security for each particular investment; and negotiating the best and most favorable terms.

Investment Structure and Terms

In order to achieve our investment objective, we expect to invest in first lien secured loans, including unitranche facilities, and, to a lesser extent, second lien secured loans. In certain instances, we also expect to make direct equity investments. Typically, we expect that our investments will be approximately $5 million to $50 million of capital per transaction and have maturities of five to seven years. The investment size may be larger or smaller depending on the size of our capital base. In determining whether a prospective investment satisfies our investment criteria, we will generally seek an appropriate risk-adjusted return, although there can be no assurance we will find investments satisfying that criterion or that any such investments will perform in accordance with expectations.

We generally do not intend to invest in startup companies, operationally distressed situations or companies with speculative business plans. In addition, we may invest up to 30% of our portfolio in investments which will be intended to diversify or complement the remainder of our portfolio and to enhance our returns to stockholders. These investments may include private equity investments, securities of non-U.S. companies and other investments that are not of the type listed in Section 55(a) of the 1940 Act.

Once we have determined that a prospective portfolio company is suitable for investment, we intend to work with the management of that portfolio company and its other capital providers, including, as applicable, senior, junior, and equity capital providers, to structure an investment. We will negotiate among these parties to agree on how our investment is expected to perform relative to the other capital in the portfolio company’s capital structure. Investments will include stringent structural and credit protections. The legal review process and documentation will be of paramount importance. Internal counsel of the Advisor will be closely involved in every investment that we will make. Investment professionals working with internal counsel will drive the principal negotiation of legal terms in connection with the issuance of term sheets. They will continue to be involved in negotiations, along with outside counsel who lead the transactions, throughout the legal documentation process. This involvement on each transaction will provide consistent structural and credit protections across investments.

Some of the security types we may invest in include:

First Lien Senior Secured Loans. First lien or senior secured loans have have terms of three to seven years. A first lien loan is typically senior on a lien basis to other liabilities in the issuer’s capital structure and has the benefit of a first priority security interest in assets of the issuer. The security interest ranks above the security interest of any second lien lenders in those assets. Our first lien loans could include stand-alone first lien loans, “first-out” or “last-out” unitranche loans, split-collateral loans, and secured corporate bonds with similar features to these categories of first lien loans.

•	Stand-alone first lien loans. Stand-alone first lien loans are traditional first lien loans. All lenders in the facility have equal rights to the collateral that is subject to the first priority security interest.

•	“Last-out” or “first-out” unitranche loans. The “last-out” tranche in a unitranche facility is subject to a waterfall that provides that the “first-out” tranche will be paid out prior to the “last-out” tranche in the event of certain trigger events which customarily would include an enforcement action against collateral. Further, the “last-out” tranche in a unitranche facility may provide certain agreements with respect to the allocation of interest and amortization payments with the holders of the “first-Out” tranche. These arrangements may be set forth in an “agreement among lenders,” and/or in the underlying credit agreement, which provides lenders with “first-out” and “last-out” payment streams based on a single lien on the collateral. Since the “first-out” lenders generally have priority over the “last-out” lenders for receiving payment under certain specified events of default, or upon the occurrence of other triggering events under intercreditor agreements or agreements among lenders, the “last-out” lenders bear a greater risk and, in exchange, receive a higher effective interest rate, through arrangements among the lenders, than the “first-out” lenders or lenders in stand-alone first lien loans.

•	“Split Collateral” loans are credit facilities in which the lenders have a first lien on certain assets and a second lien on other assets. Customarily, one credit facility enjoys a first lien on fixed assets such as equipment and real estate and a second lien on cash and accounts receivable and another credit facility, customarily a working capital facility, has a first lien on cash and accounts receivable and a second lien other assets. Agents on behalf of each credit facility customarily enter into an intercreditor agreement which sets forth each agent’s priority collateral and governs when among the two agents such agent may exercise certain rights and remedies.

Second Lien Loans. We intend to structure our second lien investments as secured loans with a second priority lien. We will obtain security interests in the assets of the portfolio company that serve as collateral in support of the repayment of such loans. This collateral may take the form of second priority liens on the assets of the portfolio company that serve as collateral in support of the repayment of these loans. Second lien loans may provide for moderate loan amortization in the initial years of the facility, with the majority of the amortization deferred until loan maturity, although there can be no assurance we will find investments providing for such amortization.

We intend to tailor the terms of each investment to the facts and circumstances of the transaction and the prospective portfolio company, negotiating a structure that protects our rights and manages our risk while creating incentives for the prospective portfolio company to achieve its business plan and improve its profitability. We intend to seek to limit the downside potential of our investments by:

•	requiring a total return on our investments (including both interest and potential equity appreciation) that compensates us for credit risk; and

•	negotiating covenants in connection with our investments that afford our portfolio companies as much flexibility in managing their businesses as possible, consistent with preservation of our capital. Such restrictions may include affirmative and negative covenants, default penalties, lien protection, change of control provisions and board rights, including either observation or rights to a seat on the board under some circumstances or participation rights. The intention will be to craft strong and investor-friendly agreements with covenants, events of default, remedies and intercreditor agreements, if applicable, being an integral part of such documents.

Our investments may include equity features, such as warrants or options to buy a minority interest in the portfolio company. We expect that any warrants we receive with our debt securities will require only a nominal cost to exercise, and thus, as a portfolio company appreciates in value, we may achieve additional investment return from this equity interest. We intend to structure the warrants to provide provisions protecting our rights as a minority interest holder, as well as puts, or rights to sell such securities back to the company, upon the occurrence of specified events. In some cases, we intend to obtain registration rights in connection with these equity interests, which may include demand and “piggyback” registration rights.

Supervising

Successful supervision of our investments will involve employing active monitoring methods and developing strong underlying management teams at each portfolio company.

Monitoring

We intend to employ the use of board observation and information rights, regular dialogue with company management and sponsors, and detailed internally generated monitoring reports to actively monitor performance. Additionally, we have developed a monitoring template that promotes compliance with these standards and that is used as a tool to assess investment performance relative to plan.

As part of the monitoring process, the Advisor will assess the risk profile of each of our investments and assign each portfolio investment a score of a 1, 2, 3, 4 or 5.

The revised investment performance scores, or IPS, are as follows:

1 – The portfolio investment is performing above our underwriting expectations.

2 – The portfolio investment is performing as expected at the time of underwriting. All new investments will initially be scored a 2.

3 – The portfolio investment is operating below our underwriting expectations, and requires closer monitoring. The portfolio company may be out of compliance with financial covenants, however, principal or interest payments are generally not past due.

4 – The portfolio investment is performing materially below our underwriting expectations and returns on our investment are likely to be impaired. Principal or interest payments may be past due, however, full recovery of principal and interest payments are expected.

5 – The portfolio investment is performing substantially below expectations and the risk of the investment has increased substantially. The portfolio company is in payment default and the principal and interest payments are not expected to be repaid in full.

For any investment receiving a score of a 3 or lower the Advisor will increase its level of focus and prepare regular updates for the Investment Committee summarizing current operating results, material impending events and recommended actions.

Termination; Liquidity Events

Prior to a Liquidity Event, if the Board of Directors determines that there has been a significant adverse change in the regulatory or tax treatment of us or our stockholders that in its judgment makes it inadvisable for us to continue in our present form, then the Board of Directors will endeavor to restructure or change the form of us to preserve (insofar as possible) the overall benefits previously enjoyed by our stockholders as a whole or, if the Board of Directors determines it appropriate to (and subject to any necessary stockholder approvals and applicable requirements of the 1940 Act), (i) cause us to change our form and/or jurisdiction of organization or (ii) wind down and/or liquidate and dissolve the Company.

If we have not consummated a Liquidity Event within five (5) years following the Initial Closing Date, the Board of Directors (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) has the discretion to determine whether to wind down and/or liquidate and dissolve the Company. Liquidity Events shall include an exchange listing, the sale of substantially all of our assets and the merger of the Company (with TCRD or another entity). In addition, concurrent with a Liquidity Event, the Company may conduct a Spin-Off pursuant to which stockholders would have the option to elect to retain their shares of common stock or exchange such shares for common stock in the New BDC which would elect to be treated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code. In order to effectuate a Spin-Off, we expect that we would have to, among other things, transfer to the New BDC, in exchange for newly issued shares of the New BDC, a pro rata portion of its assets and liabilities corresponding to the aggregate net asset value of the common stock of the stockholders electing to invest in the New BDC, and thereafter exchange the New BDC shares received for the common stock of such stockholders.

Because the Advisor would be managing both the Company and the New BDC, and the 1940 Act prohibits entities under common control from engaging in certain transactions, the Company would likely be required to rely on obtaining exemptive and/or no-action relief from the SEC to permit it to transfer assets to the New BDC, as well as with respect to other aspects relating to the Spin-Off. There can be no assurance that the Company will seek or be able to obtain such exemptive and/or no-action relief from the SEC. If the Company were able to obtain exemptive and/or no-action relief, the Board of Directors would then make the determination as to if and when it is appropriate for the Company to effectuate a Spin-Off. If the Spin-Off were effectuated, the Commitment Period for any stockholders who did not elect to participate in the Spin-Off would terminate.

Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”) and are eligible to take advantage of certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Although we have not made a determination whether to take advantage of any or all of these exemptions, we expect to remain an emerging growth company for up to five years following the completion of our initial public offering or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period. In addition, we intend to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

Dividend Reinvestment Plan

We will adopt an “opt out” dividend reinvestment plan pursuant to which we will reinvest all cash dividends declared by the Board of Directors on behalf of our stockholders who do not elect to receive their dividends in cash as provided below. As a result, if we declare a cash dividend or other distribution, then our stockholders who have not opted out of our dividend reinvestment plan will have their cash distributions automatically reinvested in additional shares of our common stock as described below, rather than receiving the cash dividend or other distribution. Any fractional share otherwise issuable to a participant in the dividend reinvestment plan will instead be paid in cash.

The number of shares to be issued to a stockholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the distribution payable to such stockholder by the net asset value per share of our common stock, as of the last day of our calendar quarter immediately preceding the date such distribution was declared. We intend to use newly issued shares to implement the plan.

No action is required on the part of a registered shareholder to have his, her or its cash dividend or other distribution reinvested in shares of our common stock. The plan administrator will automatically reinvest any dividends in additional shares of our common stock. The plan administrator will set up an account for shares acquired through the plan for each stockholder who has not opted out of the plan and may hold such shares in non-certificated form under the plan administrator’s name or that of its nominee. The number of shares to be issued to a stockholder participating in the plan will be calculated by reference to all shares of common stock owned by such stockholder, whether held in such stockholder’s plan account or elsewhere. The plan administrator will confirm to each participant each acquisition made for such participant pursuant to the plan as soon as practicable but not later than 10 business days after the date thereof; provided all shares have been purchased. Upon request by a stockholder participating in the plan received in writing not less than three days prior to the payment date, the plan administrator will, instead of crediting shares to and/or carrying shares in the participant’s account, issue, without charge to the participant, a certificate registered in the participant’s name for the number of whole shares of our common stock payable to the participant and a check for any fractional share. Although each participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of our common stock, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each participant’s account.

Stockholders who receive dividends in the form of stock are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their dividends in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend from us will be equal to the total dollar amount of the dividend payable to the stockholder. Any stock received in a dividend will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

The plan administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the plan administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

A stockholder is able to elect to receive an entire cash dividend or other distribution in cash by notifying the plan administrator in writing so that such notice is received by the plan administrator no later than ten days prior to the record date for distributions to the stockholders.

Employees

We do not currently have any employees and do not expect to have any employees. Our Advisor and Administrator have hired and expect to continue to hire professionals with skills applicable to our business plan and investment objective, including experience in middle market investment, leveraged finance and capital markets. Each of our executive officers is an employee and executive officer of our Advisor or Administrator. Our day-to-day investment operations will be managed by our Advisor. The services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by our Advisor. Our Advisor’s investment professionals focus on origination and transaction development and the ongoing monitoring of our investments. We will reimburse our Administrator for costs and expenses incurred by our Administrator for office space rental, office equipment and utilities allocable to our Administrator under the Administration Agreement, as well as any costs and expenses incurred by our Advisor relating to any non-investment advisory, administrative or operating services provided by our Advisor to us. In addition, we will reimburse our Administrator for our allocable portion of expenses it incurs in performing its obligations under the Administration Agreement, including rent and our allocable portion of the cost of certain of our officers and their respective staffs. See “Item 1(c). Description of Business — Investment Advisory Agreement” and “Item 1(c). Description of Business — Administration Agreement”

The Private Offering

We expect to enter into separate subscription agreements with a number of “accredited investors” within the meaning of Regulation D of the Securities Act providing for the private placement of shares of our common stock pursuant to the Private Offering. We expect that the Initial Closing will occur as soon as practicable but the Advisor may set the Initial Closing Date in its sole discretion. At any time prior to a liquidity event, the Advisor may, in its sole discretion, permit one or more Subsequent Closings as additional Capital Commitments are obtained. Each investor will make a Capital Commitment to purchase shares of our common stock pursuant to the subscription agreement. Investors will be required to make capital contributions to purchase shares of our common stock each time we deliver a drawdown notice, which will be issued based on our anticipated investment activities and capital needs, in an aggregate amount not to exceed each investor’s respective Capital Commitment. We will deliver drawdown requests at least 8 business days prior to the required funding date. All purchases of our common stock will generally be made pro rata in accordance with remaining Capital Commitments of all investors, at a per-share price equal to the net asset value per share of our common stock as of the close of the last quarter preceding the drawdown date, subject to the limitations of Section 23 under the 1940 Act (which generally prohibits the Company from issuing shares at a price below the then-current net asset value per share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions). At the earlier of (i) a Liquidity Event and (ii) the end of the Commitment Period, stockholders will be released from any further obligation to fund drawdowns and purchase additional shares of our common stock; provided, however that, as described in the subscription agreement, for two years following the end of the Commitment Period and prior to a liquidity event, stockholders will remain obligated to fund drawdowns to the extent necessary to pay amounts due under drawdown notices that we may thereafter issue to: (1) fund investments with respect to which we have signed a term sheet, letter of intent, commitment letter or similar agreement prior to the end of the Commitment Period; (2) fund follow-on investments (which shall include follow-on investments in portfolio companies that become portfolio companies after the end of the Commitment Period); provided, however, that such follow-on investments shall not exceed 10% of the aggregate Capital Commitments of all of the stockholders; and (3) pay operating expenses, liabilities and obligations of the Company. The “Commitment Period” will continue until the five year anniversary of the Initial Closing Date. Prior to a Liquidity Event, no investor who participated in the Private Offering will be permitted to sell, assign, transfer or otherwise dispose of its shares or Capital Commitment unless the Advisor provides its prior written consent and the transfer is otherwise made in accordance with applicable law.

While we expect each subscription agreement to reflect the terms and conditions summarized in the preceding paragraph, we reserve the right to enter into subscription agreements that contain terms and conditions not found in the subscription agreements entered into with other investors, subject to applicable law.

Stockholders that make a Capital Commitment at any Subsequent Closing, or existing stockholders that wish to increase their Capital Commitment upon a Subsequent Closing (each, an “Additional Stockholder”) will be required to make a purchase (a “Catch-up Purchase”) from the Company on a date (such date, the “Catch-up Date”) a number of shares with an aggregate purchase price necessary to ensure that, upon payment of the aggregate purchase price for such shares by the Additional Stockholder on the Catch-up Date, such Additional Stockholder’s Invested Percentage (as defined below) shall be equal to the Invested Percentage of all prior Investors (other than certain defaulting investors) (the “Catch-up Purchase Price”). Upon payment of the Catch-up Purchase Price by the Additional Stockholder on the Catch-up Date, the Company shall issue to each Additional Stockholder a number of shares determined by dividing (x) the Catch-up Purchase Price minus the Organizational Expense Allocation (as defined below) by (y) the net asset value per share as of the Catch-up Date, , subject to the limitations of Section 23 under the 1940 Act (which generally prohibits the Company from issuing shares at a price below the then-current net asset value per share as determined within 48 hours, excluding Sundays and holidays, of such issuance, subject to certain exceptions).

“Invested Percentage” means, with respect to a stockholder, the quotient determined by dividing (i) the aggregate amount of contributions made by such stockholder by (ii) such stockholder’s Capital Commitment.

“Organizational Expense Allocation” means, with respect to a stockholder, the product obtained by multiplying (i) a fraction, the numerator of which is such stockholder’s Capital Commitment and the denominator of which is the total Capital Commitments received by the Company through such date by (ii) the total amount of organizational expenses spent by the Company in connection with the Company’s formation.

Below is an example that illustrates the calculations for purchase of shares at a drawdown subsequent to the Initial Drawdown:

•	On the Initial Closing Date, Investor A makes a capital commitment of $1,000,000.

•	50% of Investor A’s capital commitment ($500,000) was called in the Initial Drawdown.

•	At the time of the Initial Drawdown, the net asset value per share was $20.

•	The remaining 50% of Investor A’s capital commitment ($500,000) was called in a subsequent drawdown.

	Initial Drawdown	Purchase Price Per Share	Shares
Investor A	$500,000	$20.00	25,000

The following table illustrates the effect of changes in the Company’s net asset value per shares on the number of shares purchased in a subsequent drawdown, depending on whether the assumed net asset value per share was higher or lower than in the Initial Drawdown.

The calculations in the table below are hypothetical, and actual returns may be higher or lower than those appearing in the table below.

	Assumed Net Asset Value per Share at Subsequent Drawdown
	$10.00	$15.00	$20.00	$25.00	$30.00
Shares Purchased	50,000	33,333	25,000	20,000	16,666

Total Shares Owned	75,000	58,333	50,000	45,000	41,666

Regulation as a Business Development Company

The following discussion is a general summary of the material prohibitions and descriptions governing BDCs generally. It does not purport to be a complete description of all of the laws and regulations affecting BDCs.

Qualifying Assets. Under the 1940 Act, a BDC may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are any of the following:

(1) Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

(a) is organized under the laws of, and has its principal place of business in, the United States;

(b) is not an investment company (other than a small business investment company wholly owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

(c) satisfies any of the following:

(i) does not have any class of securities that is traded on a national securities exchange;

(ii) has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

(iii) is controlled by a BDC or a group of companies including a BDC and the BDC has an affiliated person who is a director of the eligible portfolio company; or

(iv) is a small and solvent company having total assets of not more than $4 million and capital and surplus of not less than $2 million.

(2) Securities of any eligible portfolio company controlled by us.

(3) Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

(4) Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.

(5) Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.

(6) Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

In addition, a BDC must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.

Significant Managerial Assistance. A BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described above. However, in order to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available significant managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company through monitoring of portfolio company operations, selective participation in board and management meetings, consulting with and advising a portfolio company’s officers or other organizational or financial guidance.

Temporary Investments. Pending investment in other types of qualifying assets, as described above, our investments can consist of cash, cash equivalents, U.S. government securities or high quality debt securities maturing in one year or less from the time of investment, which are referred to herein, collectively, as temporary investments, so that 70% of our assets would be qualifying assets.

Warrants. Under the 1940 Act, a BDC is subject to restrictions on the issuance, terms and amount of warrants, options or rights to purchase shares of capital stock that it may have outstanding at any time. In particular, the amount of capital stock that would result from the conversion or exercise of all outstanding warrants, options or rights to purchase capital stock cannot exceed 25% of the BDC’s total outstanding shares of capital stock.

Senior Securities; Coverage Ratio. We will be permitted, under specified conditions, to issue multiple classes of indebtedness and one class of stock senior to our common stock if our asset coverage, as defined in the 1940 Act, would at least equal to 200% immediately after each such issuance. In addition, while any senior securities remain outstanding, we will be required to make provisions to prohibit any dividend distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the dividend distribution or repurchase. We will also be permitted to borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes, which borrowings would not be considered senior securities.

Code of Ethics. We and the Advisor have each adopted a code of ethics pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, respectively, that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code are permitted to invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. You may read and copy this code of ethics at the SEC’s Public Reference Room in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. You may also obtain copies of the codes of ethics, after paying a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

Affiliated Transactions. We may be prohibited under the 1940 Act from conducting certain transactions with our affiliates without the prior approval of our directors who are not interested persons and, in some cases, the prior approval of the SEC. The SEC staff has granted the Advisor relief sought in an exemptive application that would expand the our ability to co-invest in portfolio companies with certain affiliates of the Advisor, including Fund III and TCRD, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions.

Other. We may be periodically examined by the SEC for compliance with the 1940 Act, and will be subject to the periodic reporting and related requirements of the Securities Exchange Act of 1934 Act, as amended.

We will also be required to provide and maintain a bond issued by a reputable fidelity insurance company to protect against larceny and embezzlement. Furthermore, as a BDC, we will be prohibited from protecting any director or officer against any liability to our stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office.

We will also be required to designate a chief compliance officer and to adopt and implement written policies and procedures reasonably designed to prevent violation of the federal securities laws and to review these policies and procedures annually for their adequacy and the effectiveness of their implementation.

We will not be permitted to change the nature of our business so as to cease to be, or to withdraw our election as, a BDC unless approved by a majority of our outstanding voting securities. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (i) 67% or more of such company’s shares present at a meeting if more than 50% of the outstanding shares of such company are present or represented by proxy, or (ii) more than 50% of the outstanding shares of such company.

While, as a result of fluctuations in the net asset value of one asset relative to another asset, middle-market credit obligations and related instruments may represent less than 80% of our net assets (plus any borrowings for investment purposes) at any time, we may not invest, under normal circumstances, more than 20% of our net assets (plus any borrowings for investment purposes) in securities and other instruments that are not middle-market credit obligations and related instruments. Investors will be notified at least 60 days prior to any change to our 80% investment policy described above.

Private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act are subject to certain limits under the 1940 Act. Specifically, such private funds generally may not acquire directly or through a controlled entity more than 3% of our total outstanding shares (measured at the time of the acquisition). Investment companies registered under the 1940 Act are also subject to the restriction as well as other limitations under the 1940 Act that would restrict the amount that they are able to invest in our securities. As a result, unless such investors otherwise complied with such provisions they would be required to hold a smaller position in the shares than if they were not subject to such restrictions.

Proxy Voting Policies and Procedures

We intend to delegate our proxy voting responsibility to the Advisor. The Proxy Voting Policies and Procedures of the Advisor are forth below. The guidelines will be reviewed periodically by the Advisor and our independent directors and, accordingly, are subject to change.

Introduction

The Advisor is registered as an investment adviser under the Advisers Act. As an investment adviser registered under the Advisers Act, the Advisor has fiduciary duties to us. As part of this duty, the Advisor recognizes that it must vote client securities in a timely manner free of conflicts of interest and in our best interests and the best interests of our stockholders. The Advisor’s Proxy Voting Policies and Procedures have been formulated to ensure decision-making consistent with these fiduciary duties.

These policies and procedures for voting proxies for our investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

Proxy Policies

The Advisor evaluates routine proxy matters, such as proxy proposals, amendments or resolutions on a case-by-case basis. Routine matters are typically proposed by management and the Advisor will normally support such matters so long as they do not measurably change the structure, management control, or operation of the corporation and are consistent with industry standards as well as the corporate laws of the state of incorporation.

The Advisor also evaluates non-routine matters on a case-by-case basis. Non-routine proposals concerning social issues are typically proposed by stockholders who believe that the corporation’s internally adopted policies are ill-advised or misguided. If the Advisor has determined that management is generally socially responsible, the Advisor will generally vote against these types of non-routine proposals. Non-routine proposals concerning financial or corporate issues are usually offered by management and seek to change a corporation’s legal, business or financial structure. The Advisor will generally vote in favor of such proposals provided the position of current stockholders is preserved or enhanced. Non-routine proposals concerning stockholder rights are made regularly by both management and stockholders. They can be generalized as involving issues that transfer or realign board or stockholder voting power. The Advisor typically would oppose any proposal aimed solely at thwarting potential takeovers by requiring, for example, super-majority approval. At the same time, the Advisor believes stability and continuity promote profitability. The Advisor’s guidelines in this area seek a middle road and individual proposals will be carefully assessed in the context of their particular circumstances.

If a vote may involve a material conflict of interest, prior to approving such vote, the Advisor must consult with its chief compliance officer to determine whether the potential conflict is material and if so, the appropriate method to resolve such conflict. If the conflict is determined not to be material, the Advisor’s employees shall vote the proxy in accordance with the Advisor’s proxy voting policy.

Proxy Voting Records

You may obtain information about how we voted proxies by making a written request for proxy voting information to:

General Counsel

THL Credit Lakeshore, Inc.

100 Federal Street, 31st Floor

Boston, MA 02110

Privacy Policy

We are committed to maintaining the privacy of stockholders and to safeguarding their non-public personal information. The following information is provided to help the stockholders understand what personal information we will collect, how we will protect that information and why, in certain cases, we may share information with select other parties.

Generally, we will not receive any nonpublic personal information relating to our stockholders, although certain nonpublic personal information of our stockholders may become available to us. We will not disclose any nonpublic personal information about our stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

We will restrict access to nonpublic personal information about our stockholders to the Advisor’s employees with a legitimate business need for the information. We will maintain physical, electronic and procedural safeguards designed to protect the nonpublic personal information of our stockholders.

Reporting Obligations

We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. We are filing this Registration Statement with the SEC voluntarily with the intention of establishing the Company as a reporting company under the Exchange Act. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

We intend to make available on our website (www.            .com) our annual reports on Form 10-K, quarterly reports on Form 10-Q and our current reports on Form 8-K. Stockholders and the public may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC also maintains a website (www.sec.gov) that contains such information. The reference to our website is an inactive textual reference only and the information contained on our website is not a part of this registration statement.

Certain U.S. Federal Income Tax Considerations

The following discussion is a general summary of the material U.S. federal income tax considerations applicable to us and to an investment in our common stock. This discussion does not purport to be a complete description of the income tax considerations applicable to such an investment. For example, this discussion does not describe tax consequences that we have assumed to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including persons who hold our common stock as part of a straddle or a hedging, integrated or constructive sale transaction, persons subject to the alternative minimum tax, tax-exempt organizations, insurance companies, brokers or dealers in securities, pension plans and trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, regulated investment companies, real estate investment trusts, personal holding companies, persons who acquire an interest in the Company in connection with the performance of services, and financial institutions. Such persons should consult with their own tax advisers as to the U.S. federal income tax consequences of an investment in our common stock, which may differ substantially from those described herein. This discussion assumes that stockholders hold our common stock as capital assets (within the meaning of the Code).

The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this Registration Statement and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) regarding any matter discussed herein. Prospective investors should be aware that, although we intend to adopt positions we believe are in accord with current interpretations of the U.S. federal income tax laws, the IRS may not agree with the tax positions taken by us and that, if challenged by the IRS, our tax positions might not be sustained by the courts. This summary does not discuss any aspects of U.S. estate, alternative minimum, or gift tax or foreign, state or local tax. It also does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.

For purposes of this discussion, a “U.S. Stockholder” generally is a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the U.S. or of any political subdivision thereof;

•	a trust that is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-U.S. Stockholder” is a beneficial owner of our common stock that is not a U.S. Stockholder or a partnership for U.S. tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Any partner of a partnership holding our common stock should consult its tax advisers with respect to the purchase, ownership and disposition of such shares.

Tax matters are very complicated and the tax consequences to an investor of an investment in our common stock will depend on the facts of his, her or its particular situation.

Taxation as a Regulated Investment Company

As soon as practicable after our election to be a BDC, we intend to elect to be treated and to qualify each year thereafter as a RIC. As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we distribute to our stockholders as dividends. To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, in order to obtain RIC tax benefits, we must distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses (the “Annual Distribution Requirement”).

If we:

•	qualify as a RIC; and

•	satisfy the Annual Distribution Requirement,

then we will not be subject to U.S. federal income tax on the portion of our income we distribute (or is deemed to distribute) to our stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gains not distributed (or deemed distributed) to our stockholders.

We will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income unless we distribute in a timely manner an amount at least equal to the sum of (i) 98% of our net ordinary income for each calendar year, (ii) 98.2% of the amount by which our capital gains exceed our capital losses (adjusted for certain ordinary losses) for the one-year period ending October 31 in that calendar year and (iii) certain undistributed amounts from previous years on which we paid no U.S. federal income tax (the “Excise Tax Avoidance Requirement”). While we intend to distribute any income and capital gains in order to avoid imposition of this 4% U.S. federal excise tax, we may not be successful in avoiding entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which we do not meet the foregoing distribution requirement.

In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:

•	continue to qualify as a business development company under the 1940 Act at all times during each taxable year;

•	derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to loans of certain securities, gains from the sale of stock or other securities or foreign currencies, net income from certain “qualified publicly traded partnerships,” or other income derived with respect to our business of investing in such stock or securities (the “90% Income Test”); and

•	diversify our holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets or more than 10% of the outstanding voting securities of the issuer; and

•	no more than 25% of the value of our assets is invested in the (i) securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) securities of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses or (iii) securities of one or more “qualified publicly traded partnerships” (the “Diversification Tests”).

We may be required to recognize taxable income in circumstances in which we do not receive cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest or, in certain cases, increasing interest rates or issued with warrants), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as PIK interest and deferred loan origination fees that are paid after origination of the loan. Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement, even though we will not have received the corresponding cash amount.

Although we do not presently expect to do so, we are authorized to borrow funds, to sell assets and to make taxable distributions of our stock and debt securities in order to satisfy distribution requirements. Our ability to dispose of assets to meet our distribution requirements may be limited by (i) the illiquid nature of our portfolio and/or (ii) other requirements relating to our status as a RIC, including the Diversification Tests. If we dispose of assets in order to meet the Annual Distribution Requirement or the Excise Tax Avoidance Requirement, we may make such dispositions at times that, from an investment standpoint, are not advantageous. If we are unable to obtain cash from other sources to satisfy the Annual Distribution Requirement, we may fail to qualify as a RIC and become subject to tax as an ordinary corporation.

Under the 1940 Act, we are not permitted to make distributions to our stockholders while our debt obligations and other senior securities are outstanding unless certain “asset coverage” tests are met. If we are prohibited from making distributions, we may fail to qualify as a RIC and become subject to tax as an ordinary corporation.

Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause us to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test described above. We will monitor our transactions and may make certain tax decisions in order to mitigate the potential adverse effect of these provisions.

A RIC is limited in its ability to deduct expenses in excess of its “investment company taxable income” (which is, generally, ordinary income plus the excess of net short-term capital gains over net long-term capital losses). If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to our stockholders even if such income is greater than the aggregate net income we actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, a stockholder may receive a larger capital gain distribution than it would have received in the absence of such transactions.

Failure to Qualify as a RIC

While we intend to elect to be treated as a RIC as soon as practicable following our election to be a BDC, we anticipate that we will have difficulty satisfying the Diversification Tests as we ramp up our portfolio. To the extent that we have net taxable income prior to our qualification as RIC, we will be subject to U.S. federal income tax on such income. We would not be able to deduct distributions to our stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, our corporate stockholders would be eligible to claim a dividend received deduction with respect to such dividend; our non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to qualify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings and profits attributable to any period prior to us becoming a RIC by the end of the first year that we intend to qualify as a RIC. To the extent that we have any net built-in gains in our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) as of the beginning of the first year that we qualify as a RIC, we would be subject to a corporate-level U.S. federal income tax on such built-in gains if and when recognized over the next five years. Alternatively, we may choose to recognize such built-in gains immediately prior to our qualification as a RIC.

If we have previously qualified as RIC, but are subsequently unable to qualify for treatment as a RIC, and certain amelioration provisions are not applicable, we would be subject to tax on all of our taxable income (including our net capital gains) at regular corporate rates. We would not be able to deduct distributions to our stockholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, our corporate stockholders would be eligible to claim a dividend received deduction with respect to such dividend; our non-corporate stockholders would generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the stockholder’s tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to regular corporate tax on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.

The remainder of this discussion assumes that we qualify as a RIC for each taxable year.

Taxation of U.S. Stockholders

Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is, generally, our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. Stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional shares of our common stock. To the extent such distributions paid by us to our stockholders taxed at individual rates are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions (“Qualifying Dividends”) may be eligible for a current maximum tax rate of 20%. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the 20% maximum rate applicable to Qualifying Dividends. Distributions of our net capital gains (which are generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. Stockholder as long-term capital gains that are currently taxable at a maximum rate of 20% in the case of our stockholders taxed at individual rates, regardless of the U.S. stockholder’s holding period for his, her or its shares of our common stock and regardless of whether paid in cash or reinvested in additional common stock. Distributions in excess of our earnings and profits first will reduce a U.S. Stockholder’s adjusted tax basis in such stockholder’s shares of our common stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Stockholder.

We may retain some or all of our realized net long-term capital gains in excess of realized net short-term capital losses, but designate the retained net capital gain as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. Stockholder will be required to include his, her or its share of the deemed distribution in income as if it had been actually distributed to the U.S. Stockholder, and the U.S. Stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. Because we expect to pay tax on any retained capital gains at our regular corporate tax rate, and because that rate is in excess of the maximum rate currently payable by U.S. Stockholders taxed at individual rates on long-term capital gains, the amount of tax that individual U.S. Stockholders will be treated as having paid will exceed the tax they owe on the capital gain distribution and such excess generally may be refunded or claimed as a credit against the U.S. Stockholder’s other U.S. federal income tax obligations. The amount of the deemed distribution net of such tax will be added to the U.S. Stockholder’s cost basis for his, her or its shares of our common stock. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year.

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. Stockholder will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by us in October, November or December of any calendar year, payable to our stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by our U.S. Stockholders on December 31 of the year in which the dividend was declared.

As a RIC, we are subject to alternative minimum tax, also referred to as “AMT,” but any items that are treated differently for AMT purposes must be apportioned between us and our U.S. Stockholders and this may affect the U.S. Stockholders’ AMT liabilities. Although regulations explaining the precise method of apportionment have not yet been issued, it would be reasonable to apportion such items in the same proportion that dividends paid to each U.S. Stockholder bear to our taxable income (determined without regard to the dividends paid deduction). We intend to use this apportionment method unless the IRS issues further guidance or a different method for a particular item is warranted under the circumstances.

With respect to the reinvestment of dividends, if a U.S. Stockholder owns shares of our common stock registered in its own name, the U.S. Stockholder will have all cash distributions automatically reinvested in additional shares of our common stock unless the U.S. Stockholder opts out of the reinvestment of dividends by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. Any distributions reinvested will nevertheless remain taxable to the U.S. Stockholder. The U.S. Stockholder will have an adjusted basis in the additional shares of our common stock purchased through the reinvestment equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. Stockholder’s account.

If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution. However, the stockholder will be taxed on the distribution as described above, despite the fact that, economically, it may represent a return of his, her or its investment.

A U.S. Stockholder generally will recognize taxable gain or loss if the U.S. Stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such U.S. Stockholder’s adjusted tax basis in our common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the U.S. Stockholder has held his, her or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other shares of our common stock are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition.

In general, U.S. Stockholders taxed at individual rates currently are subject to a maximum U.S. federal income tax rate of 20% on their recognized net capital gain (i.e., the excess of recognized net long-term capital gains over recognized net short-term capital losses, subject to certain adjustments), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by such U.S. Stockholders. In addition, individuals with modified adjusted gross income in excess of $200,000 ($250,000 in the case of married individuals filing jointly) and certain estates and trusts are subject to an additional 3.8% tax on their “net investment income,” which generally includes gross income from interest, dividends, annuities, royalties, and rents, and net capital gains (other than certain amounts earned from trades or businesses), reduced by certain deductions allocable to such income. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the maximum 35% rate also applied to ordinary income. Non-corporate U.S. Stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year. Any net capital losses of a non-corporate U.S. Stockholder in excess of $3,000 generally may be carried forward and used in subsequent years as provided in the Code. Corporate U.S. Stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.

Under applicable Treasury regulations, if a U.S. Stockholder recognizes a loss with respect to shares of $2 million or more for a non-corporate U.S. Stockholder or $10 million or more for a corporate U.S. Stockholder in any single taxable year (or a greater loss over a combination of years), the U.S. Stockholder must file with the IRS a disclosure statement on Form 8886. Direct U.S. Stockholders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, U.S. Stockholders of a RIC are not excepted. Future guidance may extend the current exception from this reporting requirement to U.S. Stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. U.S. Stockholders should consult their own tax advisers to determine the applicability of these regulations in light of their individual circumstances.

We (or the applicable withholding agent) will send to each of our U.S. Stockholders, as promptly as possible after the end of each calendar year, a notice reporting the amounts includible in such U.S. Stockholder’s taxable income for such year as ordinary income and as long-term capital gain. In addition, the federal tax status of each year’s distributions generally will be reported to the IRS (including the amount of dividends, if any, eligible for the 20% maximum rate). Dividends paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to Qualifying Dividends because our income generally will not consist of dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. Stockholder’s particular situation.

We may be required to withhold U.S. federal income tax (“backup withholding”) from all distributions to certain U.S. Stockholders (i) who fail to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (ii) with respect to whom the IRS notifies us that such stockholder furnished an incorrect taxpayer identification number or failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number is his or her social security number. Any amount withheld under backup withholding is allowed as a credit against the U.S. Stockholder’s federal income tax liability, provided that proper information is provided to the IRS.

For any period that we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, our stockholders will be taxed as though they received a distribution of some of our expenses. A “publicly offered regulated investment company” is a RIC whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. We anticipate that we will not qualify as a publicly offered RIC immediately after the Private Offering; we may qualify as a publicly offered RIC for future taxable years. If we are not a publicly offered RIC for any period, a non-corporate stockholder’s allocable portion of our affected expenses, including its management fees, will be treated as an additional distribution to the stockholder and will be deductible by such stockholder only to the extent permitted under the limitations described below. For our non-corporate stockholders, including individuals, trusts, and estates, significant limitations generally apply to the deductibility of certain expenses of a non-publicly offered RIC, including advisory fees. In particular, these expenses, which are miscellaneous itemized deductions, are deductible to an individual only to the extent they exceed 2% of such a stockholder’s adjusted gross income, and are not deductible for alternative minimum tax purposes.

A U.S. Stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. Stockholder of the activities we propose to conduct could give rise to UBTI. However, a BDC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. Stockholder generally should not be subject to U.S. taxation solely as a result of the stockholder’s ownership of our common stock and receipt of dividends with respect to such common stock. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. Stockholder. Therefore, a tax-exempt U.S. Stockholder should not be treated as earning income from “debt-financed property” and dividends we pay should not be treated as “unrelated debt-financed income” solely as a result of indebtedness that we incur. Legislation has been introduced in Congress in the past, and may be introduced again in the future, which would change the treatment of “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments if enacted. In the event that any such proposals were to be adopted and applied to BDCs, the treatment of dividends payable to tax-exempt investors could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate mortgage investment conduits, which we do not currently plan to do, that could result in a tax-exempt U.S. Stockholder recognizing income that would be treated as UBTI.

Taxation of Non-U.S. Stockholders

The following discussion only applies to certain Non-U.S. Stockholders. Whether an investment in the shares is appropriate for a Non-U.S. Stockholder will depend upon that person’s particular circumstances. An investment in the shares by a Non-U.S. Stockholder may have adverse tax consequences. Non-U.S. Stockholders should consult their tax advisers before investing in our common stock. The following discussion does not apply to Non-U.S. Stockholders that are engaged in a U.S. trade or business or hold their shares in connection with a U.S. trade or business. Such Non-U.S. Stockholders should consult their tax advisers to determine the consequences to them of investing in our common stock.

Distributions of our “investment company taxable income” to Non-U.S. Stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to Non-U.S. Stockholders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless an applicable exception applies. No withholding is required with respect to certain distributions if (i) the distributions are properly reported as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions are derived from sources specified in the Code for such dividends and (iii) certain other requirements are satisfied. No assurance can be provided as to whether any of our distributions will be reported as eligible for this exemption. (Special certification requirements apply to a Non-U.S. Stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisers.)

Actual or deemed distributions of our net capital gains to a Non-U.S. Stockholder, and gains realized by a Non-U.S. Stockholder upon the sale of our common stock, will generally not be subject to federal withholding tax and generally will not be subject to U.S. federal income tax unless the distributions or gains, as the case may be, are effectively connected with a U.S. trade or business of the Non-U.S. Stockholder.

Under our reinvestment of dividends policy, if a Non-U.S. Stockholder owns shares of our common stock registered in its own name, the Non-U.S. Stockholder will have all cash distributions automatically reinvested in additional shares of our common stock unless it opts out of the reinvestment of dividends by delivering a written notice to our dividend paying agent prior to the record date of the next dividend or distribution. See “Item 1(c). Description of Business — Dividend Reinvestment Plan.” If the distribution is a distribution of our investment company taxable income, is not designated by us as a short-term capital gains dividend or interest-related dividend and it is not effectively connected with a U.S. trade or business of the Non-U.S. Stockholder (or, if required by an applicable income tax treaty, is not attributable to a U.S. permanent establishment of the Non-U.S. Stockholder), the amount distributed (to the extent of our current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable treaty) and only the net after-tax amount will be reinvested in our common stock. The Non-U.S. Stockholder will have an adjusted basis in the additional common shares purchased through the reinvestment equal to the amount reinvested. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the Non-U.S. Stockholder’s account.

The tax consequences to Non-U.S. Stockholders entitled to claim the benefits of an applicable tax treaty or that are individuals that are present in the U.S. for 183 days or more during a taxable year may be different from those described herein. Non-U.S. Stockholders are urged to consult their tax advisers with respect to the procedure for claiming the benefit of a lower treaty rate and the applicability of foreign taxes.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. Stockholder must obtain a U.S. taxpayer identification number and file a refund claim even if the Non-U.S. Stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

We must generally report to our Non-U.S. Stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Information reporting requirements may apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. Stockholder’s conduct of a United States trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Stockholder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 28%). Backup withholding, however, generally will not apply to distributions to a Non-U.S. Stockholder of our common stock, provided the Non-U.S. Stockholder furnishes to us the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E, or certain other requirements are met. Backup withholding is not an additional tax but can be credited against a Non-U.S. Stockholder’s federal income tax, and may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.

Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions (“FFIs”) unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by U.S. persons (or held by foreign entities that have U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement (“IGA”) with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends, and after December 31, 2018, the gross proceeds from the sale of any property that could produce U.S.-source fixed or determinable annual or periodic income. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a U.S. person and certain transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on payments to foreign entities that are not financial institutions unless the foreign entity certifies that it does not have a greater than 10% U.S. owner or provides the withholding agent with identifying information on each greater than 10% U.S. owner. Depending on the status of a Non-U.S. Stockholder and the status of the intermediaries through which they hold their shares, Non-U.S. Stockholders could be subject to this 30% withholding tax with respect to distributions on their shares and proceeds from the sale of their shares. Under certain circumstances, a Non-U.S. Stockholder might be eligible for refunds or credits of such taxes.

Non-U.S. Stockholders should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.

Tax Consequences of a Potential Spin-Off Transaction

In the event we offer our stockholders the option to elect to either (i) retain their ownership of our shares of our common stock or (ii) exchange their shares of our common stock for shares of common stock in the New BDC, we will determine the tax consequences of such transaction to our stockholders and the Company at that time and such tax consequences will be disclosed in a subsequent disclosure describing such options. The tax consequences of any such transaction will depend on, among other things, the manner in which the transaction is effectuated, our status as a RIC, and the tax laws in effect at that time of transaction. Based on current law, we do not expect that an exchange of shares of our common stock for shares of common stock in the New BDC will be eligible to be treated as a tax-free spin-off transaction. We do expect, however, that stockholders that elect to retain their ownership of shares of our common stock will not recognize any gain or loss as result of any potential spin-off transaction.

ITEM 1A.	RISK FACTORS

Before you invest in our securities, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included in this registration statement, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face, but they are the principal risks associated with an investment in us. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline, and you may lose all or part of your investment. The risk factors described below are the principal risk factors associated with an investment in our securities, as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours.

Risks Related to Our Business and Structure

We are a new entity with no operating history. We are a new entity with no operating history and we have no financial information on which a prospective investor can evaluate an investment in us or our prior performance. As a result, we will be subject to the business risks and uncertainties associated with recently formed businesses, including the risk that we will not achieve our investment objective and the value of a stockholder’s investment could decline substantially or become worthless. While we believe that the past professional experiences, including investment and financial experience of the Advisor will increase the likelihood that the Advisor will be able to manage us successfully, there can be no assurance that this will be the case. Past performance of other investment entities and accounts managed by the Advisor are not necessarily indicative of its future results.

Investments will not be described to stockholders in advance and the Advisor has broad discretion in determining the use of called capital. Capital called from stockholders will be used to finance or invest in portfolio companies that will not be meaningfully described to the stockholders prior to such financing or investment. Further, the Advisor will have broad discretion in determining the specific uses of called capital. The Advisor is neither obligated to allocate our resources to any particular subset or niche market, nor precluded from allocating any of such resources to a particular subset or niche market. stockholders will not have the opportunity to evaluate the economic, financial or other information on which the Advisor bases its decisions on how to use called capital. Stockholders must rely on the judgment and ability of the Advisor with respect to the investment of our capital, and will not have an opportunity to evaluate for themselves the relevant economic, financial and other information regarding the portfolio companies to be financed or acquired by us. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from called capital. Our ability to achieve our investment objective may be limited to the extent that called capital is used to pay operating expenses. No assurance can be given that we will be successful in identifying portfolio companies suitable for financing or investment or that, if such financings or investments are made, our objectives will be achieved. These factors increase the uncertainty, and thus the risk, of investing in us.

Stockholders may fail to pay their unfunded Capital Commitments. The obligations of stockholders to fund unfunded Capital Commitments is without defense, counterclaim or offset of any kind. However, if a stockholder fails to pay any amount of its Capital Commitment when called, other stockholders who have an unfunded Capital Commitment may be required to fund their respective Capital Commitments sooner and in a greater amount (but not more than their unfunded Capital Commitment) than they otherwise would have absent such a default.

In addition, if funding of Capital Commitments by other stockholders and borrowings by us are inadequate to cover defaulted Capital Commitments, we may make fewer investments and be less diversified than if all stockholders had paid their contributions. Additionally, we may be forced to obtain substitute sources of liquidity by selling investments to meet our funding obligations. Such forced sales of investment assets by us may be at disadvantageous prices. In addition, if we are not able to obtain substitute sources of liquidity, we may default on our funding obligations.

We may suffer credit losses. Investment in middle market companies is highly speculative and involves a high degree of risk of credit loss, and therefore an investment in us may not be suitable for someone with a low tolerance for risk. These risks are likely to increase during an economic recession.

The lack of liquidity in our anticipated investments may adversely affect our business. We expect that our investments will generally be made in private companies. Substantially all of these securities are expected to be subject to legal and other restrictions on resale or will be otherwise less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to sell such investments if the need arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded our investments. Further, we may face other restrictions on our ability to liquidate an investment in a portfolio company to the extent that we or an affiliated manager has material non-public information regarding such portfolio company.

There may be uncertainty as to the value of our portfolio investments. We expect that a large percentage of our portfolio investments will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We will value these securities on a quarterly basis in accordance with our valuation policy, which will at all times be consistent with U.S. GAAP. The Board of Directors may utilize the services of third-party valuation firms to aid it in determining the fair value of these securities. The Board of Directors will discuss valuations and determine the fair value in good faith based on the input of the Advisor and the respective third-party valuation firms. The factors that may be considered in fair value pricing our investments will include the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings, the markets in which the portfolio company does business, comparisons to publicly traded companies, discounted cash flow and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our net asset value could be adversely affected if its determinations regarding the fair value of our investments were materially higher than the values that we ultimately realize upon the disposal of such securities.

Our financial condition and results of operations will depend on our ability to manage future growth effectively. Our ability to achieve our investment objective will depend on our ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on the Advisor’s ability to identify, invest in and monitor companies that meet our investment criteria.

Accomplishing this result on a cost-effective basis will largely be a function of the structuring of our investment process and the ability of the Advisor to provide competent, attentive and efficient services to us. Our executive officers will have and the members of the Investment Committee have substantial responsibilities in connection with their roles at the Advisor and with the Advisor’s other funds, as well as responsibilities under the Investment Advisory Agreement. They may also be called upon to provide significant managerial assistance to certain of our portfolio companies. These demands on their time, which will increase as the number of investments grow, may distract them or slow the rate of investment. In order to grow, the Advisor will need to hire, train, supervise, manage and retain new employees. However, we cannot assure a potential investor that the Advisor will be able to do so effectively. Any failure to manage future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We may experience fluctuations in our periodic operating results. We could experience fluctuations in our periodic operating results due to a number of factors, including the interest rates payable on the debt securities we acquires, the default rates on such securities, the level of our expenses (including the interest rates payable on borrowings, if any), the dividend rates payable on preferred stock, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions.

We will be exposed to risks associated with changes in interest rates, including fluctuations in interest rates which could adversely affect our profitability. General interest rate fluctuations may have a substantial negative impact on our investments and investment opportunities, and, accordingly, may have a material adverse effect on our investment objective and rate of return on investment capital. A portion of our income will depend upon the difference between the rate at which we borrow funds and the interest rate on the debt securities in which we invest. Because we may borrow money to make investments and may issue debt securities, preferred stock or other securities, our net investment income will be dependent upon the difference between the rate at which we borrow funds or pays interest or dividends on such debt securities, preferred stock or other securities and the rate at which we invests these funds. Typically, we expect to anticipate that our interest earning investments will accrue and pay interest at both variable and fixed rates, and that our interest-bearing liabilities will accrue interest at variable rates. The benchmarks used to determine the floating rates earned on our interest earning investments are expected to be London Interbank Offered Rate, or LIBOR, with maturities that range between one and twelve months and alternate base rate, or ABR, (commonly based on the Prime Rate or the Federal Funds Rate), with no fixed maturity date. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. We intend to use a combination of equity and long-term and short-term borrowings to finance our investment activities.

A significant increase in market interest rates could harm our ability to attract new portfolio companies and originate new loans and investments. We expect that a portion of our investments in debt will be at floating rates with a floor. However, in the event we make investments in debt at variable rates, a significant increase in market interest rates could also result in an increase in the risk of a default by our portfolio companies and, therefore, an increase in our non-performing assets and a decrease in the value of our portfolio because our floating-rate loan portfolio companies may be unable to meet higher payment obligations. In periods of rising interest rates, the cost of funds would increase, resulting in a decrease in our net investment income. In addition, a decrease in interest rates may reduce net income, because new investments may be made at lower rates despite the increased demand for capital that the decrease in interest rates may produce. We may, but will not be required to, hedge against the risk of adverse movement in interest rates in our short-term and long-term borrowings relative to our portfolio of assets. If we engage in hedging activities, we may limit our ability to participate in the benefits of lower interest rates with respect to the hedged portfolio. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition, and results of operations.

To the extent we use debt or preferred stock to finance our investments, changes in interest rates will affect our cost of capital and net investment income. To the extent we borrow money, or issue preferred stock, to make investments, our net investment income will depend, in part, upon the difference between the rate at which we borrow funds or pay dividends on preferred stock and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income in the event we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, except to the extent we issued fixed rate debt or preferred stock, which could reduce our net investment income. We expect that our long-term fixed-rate investments will be financed primarily with equity and long-term debt. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. Such techniques may include various interest rate hedging activities to the extent permitted by the 1940 Act.

A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to our debt investments, if any. Accordingly, an increase in interest rates would make it easier for us to meet or exceed the incentive fee hurdle rate and may result in a substantial increase of the amount of incentive fees payable to the Advisor with respect to the pre-incentive fee net investment income.

Defaults under any borrowing facility we may enter into or an inability to amend, repay or refinance any such facility on commercially reasonable terms, or at all, could have a material adverse effect on our business, financial condition, results of operations and cash flows. In the event we default under any borrowing facility, our business could be adversely affected and we may be forced to sell all or a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support working capital requirements under such borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, following any such default, the agent for the lenders under future borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because we may use debt to finance our investments and may issue senior securities, including preferred stock and debt securities, if market interest rates were to increase, our cost of capital could increase, which could reduce our net investment income. Because we may borrow money to make investments and may issue senior securities, including preferred stock and debt securities, our net investment income may depend, in part, upon the difference between the rate at which we borrow funds and the rate at which we invest those funds. As a result, we can offer no assurance that a significant change in market interest rates would not have a material adverse effect on our net investment income in the event we use debt to finance our investments. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations. We may utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of our portfolio positions from changes in currency exchange rates and market interest rates to the extent permitted by the 1940 Act. In addition, a rise in the general level of interest rates typically leads to higher interest rates applicable to debt investments. Accordingly, an increase in interest rates may result in an increase of the amount of our pre-incentive fee net investment income and, as a result, an increase in incentive fees payable to the Advisor. Adverse developments resulting from changes in interest rates or hedging transactions could have a material adverse effect on our business, financial condition and results of operations.

Risks of using derivative instruments for hedging or managing risks associated with the assets we hold. We may use derivative financial instruments for hedging or managing the risks associated with the assets we hold. The risks posed by such instruments can be extremely complex and difficult to evaluate, including (i) risks relating to our counterparties in such a transaction; (ii) imperfect correlation between movements in the currency, interest rate or other reference on which the derivative is based and movements in the assets of the underlying portfolio; and (iii) reduced ability to meet short-term obligations because of the percentage of our assets segregated to cover derivative obligations. In addition, by hedging a particular position, any potential gain from an increase in value of such position may be limited.

We may in the future determine to fund a portion of our investments with preferred stock, which would magnify the potential for gain or loss and the risks of investing in us in the same way as our borrowings. Preferred stock, which is another form of leverage, has the same risks to stockholders as borrowings because the dividends on any preferred stock we will issue must be cumulative. Payment of such dividends and repayment of the liquidation preference of such preferred stock must take preference over any dividends or other payments to holders of common stock, and preferred stockholders would not be subject to any of our expenses or losses and are not entitled to participate in any income or appreciation in excess of their stated preference.

If we use borrowed funds to make investments we will be exposed to risks typically associated with leverage. If we borrow money or issues debt securities or preferred stock to leverage our capital structure we may be subject to the following risks as a result:

•	our common shares would be exposed to incremental risk of loss; therefore, a decrease in the value of our investments would have a greater negative impact on the value of our common shares than if we did not use leverage;

•	any depreciation in the value of our assets may magnify losses associated with an investment and could totally eliminate the value of an asset to us;

•	if we do not appropriately match the assets and liabilities of our business and interest or dividend rates on such assets and liabilities, adverse changes in interest rates could reduce or eliminate the incremental income we make with the proceeds of any leverage;

•	our ability to pay dividends on our common stock may be restricted if our asset coverage ratio, as provided in the 1940 Act, is not at least 200%, and any amounts used to service indebtedness or preferred stock would not be available for such dividends;

•	any credit facility would be subject to periodic renewal by lenders, whose continued participation cannot be guaranteed;

•	such securities would be governed by an indenture or other instrument containing covenants restricting our operating flexibility or affecting our investment or operating policies, and may require us to pledge assets or provide other security for such indebtedness;

•	we, and indirectly our holders of common stock, would bear the entire cost of issuing and paying interest or dividends on such securities;

•	if we issued preferred stock, the special voting rights and preferences of preferred stockholders might result in such stockholders’ having interests that are not aligned with the interests of holders of common stock, and the rights of the preferred stockholders to dividends and liquidation preferences would be senior to the rights of holders of common stock;

•	any convertible or exchangeable securities that we issue may have rights, preferences and privileges more favorable than those of the common stock; and

•	any custodial relationships associated with our use of leverage would conform to the requirements of the 1940 Act, and no creditor would have veto power over our investment policies, strategies, objectives or decisions except in an event of default or if our asset coverage was less than 200%.

Under the provisions of the 1940 Act, we will be permitted, as a BDC, to issue senior securities only in amounts such that our asset coverage ratio equals at least 200% after each issuance of senior securities. If the value of our assets declines, we may be unable to satisfy this test and we may be required to sell a portion of our investments and, depending on the nature of our leverage, repay a portion of our senior securities at a time when such sales may be disadvantageous.

To the extent original issue discount and PIK interest constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income. Our investments may include original issue discount, or OID, instruments and contractual PIK, interest, which represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash. Such risks include:

•	The higher interest rates of OID and PIK instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID and PIK instruments generally represent a significantly higher credit risk than coupon loans.

•	Even if the accounting conditions for income accrual are met, the borrower could still default when our actual collection is supposed to occur at the maturity of the obligation.

•	OID and PIK instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID and PIK income may also create uncertainty about the source of our cash distributions.

•	For accounting purposes, any cash distributions to stockholders representing OID and PIK income are not treated as coming from paid-in capital, even though the cash to pay them comes from the offering proceeds. As a result, despite the fact that a distribution representing OID and PIK income could be paid out of amounts invested by stockholders, the 1940 Act does not require that stockholders be given notice of this fact by reporting it as a return of capital.

We may have difficulty paying required distributions if we recognize income before or without receiving cash representing such income. For federal income tax purposes, we may include in income certain amounts that we have not yet received in cash, such as original issue discount, which may arise if we receive warrants in connection with making a loan, or possibly in other circumstances, or PIK interest, which represents contractual interest added to the loan balance and due at the end of the loan term. Such original issue discount, which could be significant relative to our overall investment activities, or increases in loan balances as a result of PIK arrangements are included in income before we receive any corresponding cash payments. In addition, the PIK interest of many subordinated loans effectively operates as negative amortization of loan principal, thereby increasing credit risk exposure over the life of the loan because more will be owed at the end of the term of the loan than was owed when the loan was initially originated. We also may be required to include in income certain other amounts that we do not receive in cash.

Since we may recognize income before or without receiving cash representing such income, we may have difficulty meeting the annual distribution requirement, and maintaining our tax treatment as a RIC. Accordingly, we may have to sell some of our investments at times we would not consider advantageous, raise additional debt or equity capital or reduce new investment originations to meet these distribution requirements.

After a Liquidity Event, we may pay an incentive fee on income we do not receive in cash. That part of the incentive fee payable by us that relates to our net investment income is computed and paid on income that may include interest that has been accrued but not yet received in cash. If a portfolio company defaults on a loan, it is possible that accrued interest previously used in the calculation of the incentive fee will become uncollectible. Consequently, while we may make incentive fee payments on income accruals that we may not collect in the future and with respect to which we do not have a formal clawback right against the Advisor per se, the amount of accrued income written off in any period will reduce the income in the period in which such write-off was taken and thereby reduce such period’s incentive fee payment, but only to the extent that such an incentive fee is payable for that period because the write-off will not be carried forward to reduce any incentive fee payable in subsequent quarters.

The highly competitive market in which we operate may limit our investment opportunities. A number of entities will compete with us to make the types of investments that we intend to make. We expect that we will compete with other BDCs, public and private funds, commercial and investment banks, CLO funds, commercial finance companies, and, to the extent they provide an alternative form of financing, private equity and hedge funds.

Additionally, competition for investment opportunities generally has increased among alternative investment vehicles as such entities have begun to invest in areas in which they had not traditionally invested. As a result of these new entrants, competition for investment opportunities intensified in recent years and may intensify further in the future. Some of our potential competitors will be substantially larger and will have considerably greater financial, technical and marketing resources than we do. For example, some competitors might have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our potential competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors will not be subject to the regulatory restrictions that the 1940 Act will imposes on us as a BDC and that the Code will impose on us as a RIC. We cannot assure a potential investor that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objective.

We do not intend to compete based primarily on the interest rates we offer, and we believe that some of our potential competitors may make loans with interest rates that are lower than the rates we expect to offer. With respect to all investments, we may lose some investment opportunities if we do not match our competitors’ pricing, terms and structure. However, if we match our competitors’ pricing, terms and structure, we may experience decreased net interest income, lower yields and increased risk of credit loss. We may also compete for investment opportunities with investment funds, accounts and investment vehicles managed by the Advisor. Although the Advisor will allocate opportunities in accordance with its policies and procedures, allocations to such investment funds, accounts and investment vehicles will reduce the amount and frequency of opportunities available to us and may not be in the best interests of us and our stockholders.

We will be dependent upon senior management personnel of the Advisor for our future success, and if the Advisor is unable to retain qualified personnel or if the Advisor loses any member of its senior management team, our ability to achieve our investment objective could be significantly harmed. We are dependent upon senior management personnel of the Advisor for our future success, and if the Advisor is unable to retain qualified personnel or if the Advisor loses any member of its senior management team, our ability to achieve our investment objective could be significantly harmed. We depend on the members of senior management of the Advisor, particularly the Investment Principals, Co-Chief Executive Officers, Sam W. Tillinghast and Christopher J. Flynn, and its Chief Operating Officer and Chief Financial Officer, Terrence W. Olson. The Investment Principals constitute the investment committee of the Advisor’s Direct Lending platform, which serves as our Investment Committee. The Investment Principals and other investment professionals will make up our investment team and will be responsible for the identification, final selection, structuring, closing and monitoring of our investments. These investment team members have critical industry experience and relationships that we will rely on to implement our business plan. Our future success depends on the continued service of the Investment Principals and the rest of the Advisor’s senior management team. The departure of any of the members of the Advisor’s senior management or a significant number of the members of its investment team could have a material adverse effect on our ability to achieve our investment objective. As a result, we may not be able to operate our business as we expect, and our ability to compete could be harmed, which could cause our operating results to suffer. In addition, we can offer no assurance that the Advisor will remain our investment adviser or administrator.

The Advisor will have the right to resign on 60 days’ notice, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our business, financial condition and results of operations. The Advisor will have the right, under the Investment Advisory Agreement, to resign at any time upon not less than 60 days’ written notice, whether we have found a new replacement or not. If the Advisor resigns, we may not be able to find a new investment adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected and the market price of the shares may decline. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Advisor and its affiliates. Even if we are able to retain comparable management, whether internal or external, the integration of such management and their lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition and results of operations.

Because we expect to distribute substantially all of our net investment income and net realized capital gains to our stockholders, we will need additional capital to finance our growth and such capital may not be available on favorable terms or at all. We intend to elect to be taxed for federal income tax purposes as a RIC under Subchapter M of the Code. If we meet certain requirements, including certain sources of income, asset diversification and distribution requirements, and if, upon our election to be treated as a BDC, we continue to qualify thereafter as a BDC, we will continue to qualify for tax treatment as a RIC under the Code and will not have to pay corporate-level income taxes on income we distribute to stockholders as dividends, allowing us to substantially reduce or eliminate our corporate-level income tax liability. As a BDC, we will generally be required to meet a coverage ratio of total assets to total senior securities, which includes all of our borrowings and any preferred stock we may issue in the future, of at least 200% at the time we issue any debt or preferred stock. This requirement limits the amount that we may borrow. Because we will continue to need capital to grow our investment portfolio, this limitation may prevent us from incurring debt or issuing preferred stock and require us to raise additional equity at a time when it may be disadvantageous to do so. We cannot assure a potential investor that debt and equity financing will be available to us on favorable terms, or at all, and debt financings may be restricted by the terms of any outstanding borrowings. In addition, as a BDC, we will generally not be permitted to issue common stock priced below net asset value without stockholder approval. If additional funds are not available to us, we could be forced to curtail or cease new lending and investment activities, and our net asset value could decline.

The Board of Directors may change our investment objective, operating policies and strategies without prior notice or stockholder approval. The Board of Directors will have the authority to modify or waive certain of our operating policies and strategies without prior notice and without stockholder approval (except as required by the 1940 Act). However, absent stockholder approval, we may not change the nature of our business so as to cease to be, or withdraw our election as, a BDC and we must notify stockholders at least 60 days prior to any change to our 80% investment policy described above. We cannot predict the effect any changes to our operating policies and strategies would have on our business, operating results or value of our stock. Nevertheless, the effects could adversely affect our business and impact our ability to make distributions and cause an investor to lose all or part of their investment.

The Advisor and its affiliates, senior management and employees have certain conflicts of interest. The Advisor and its affiliates, senior management and employees will have certain conflicts of interest. The Advisor, its senior management and employees will serve or may serve as investment advisers, officers, directors or principals of entities that operate in the same or a related line of business. For example, the Advisor serves as investment adviser to TCRD and Fund III as well as advisor or sub-advisor to one or more private funds and registered closed-end or open-end funds. In addition, our officers may serve in similar capacities for one of those entities or funds. Accordingly, these individuals may have obligations to investors in those entities or funds, the fulfillment of which might not be in our best interests or the best interests of the stockholders. In addition, certain of the personnel employed by the Advisor or focused on our business may change in ways that are detrimental to its business. Any affiliated investment vehicle formed in the future and managed by the Advisor or its affiliates may invest in asset classes similar to those targeted by us. As a result, the Advisor may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor will endeavor to allocate investment opportunities in a fair and equitable manner, it is possible that we may not be given the opportunity to participate in such investments. In certain circumstances, negotiated co-investments may be made only if we receive an order from the SEC permitting us to do so. The SEC staff has granted the Advisor relief sought in an exemptive application that would expand our ability to co-invest in portfolio companies with certain affiliates of the Advisor, including Fund III and TCRD, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions. Pursuant to the Order, we would be permitted to co-invest with its affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) or the independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and does not involve overreaching by us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

The Investment Principals may obtain material non-public information with respect to portfolio companies in which the Company invests. The Investment Principals and other investment professionals may serve as directors of, or in a similar capacity with, portfolio companies in which we invest, the securities of which are purchased or sold on our behalf. In the event that material non-public information is obtained with respect to such companies, or we become subject to trading restrictions under the internal trading policies of those companies or as a result of applicable law or regulations, we could be prohibited for a period of time from purchasing or selling the securities of such companies, and this prohibition may have an adverse effect on us.

We will be dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends. Our business will be dependent on our and third parties’ communications and information systems. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers, could cause delays or other problems in our activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond its control and adversely affect its business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and

•	cyber-attacks.

These events, in turn, could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

The failure in cyber security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning could impair our ability to conduct business effectively. The failure in cyber security systems, as well as the occurrence of events unanticipated in our disaster recovery systems and management continuity planning could impair our ability to conduct business effectively. The occurrence of a disaster such as a cyber-attack, a natural catastrophe, an industrial accident, a terrorist attack or war, events unanticipated in its disaster recovery systems, or a support failure from external providers, could have an adverse effect on our ability to conduct business and on our results of operations and financial condition, particularly if those events affect our computer-based data processing, transmission, storage, and retrieval systems or destroy data. If a significant number of our managers were unavailable in the event of a disaster, our ability to effectively conduct our business could be severely compromised. We will depend heavily upon computer systems to perform necessary business functions. Despite our implementation of a variety of security measures, our computer systems could be subject to cyber-attacks and unauthorized access, such as physical and electronic break-ins or unauthorized tampering. Like other companies, we may experience threats to our data and systems, including malware and computer virus attacks, unauthorized access, system failures and disruptions. If one or more of these events occurs, it could potentially jeopardize the confidential, proprietary and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our operations, which could result in damage to our reputation, financial losses, litigation, increased costs, regulatory penalties and/or customer dissatisfaction or loss.

The management fee may induce the Advisor to incur leverage and is payable regardless of whether we make investments. The management fee will be calculated on the basis of our total assets, including assets acquired with the proceeds of leverage and our unfunded Capital Commitments. This may encourage the Advisor to use leverage to increase the aggregate amount of and the return on our investments, even when it may not be appropriate to do so, and to refrain from delivering when it would otherwise be appropriate to do so. Under certain circumstances, the use of increased leverage may increase the likelihood of default, which would impair the value of the common stock. In addition, if the Advisor fails to identify investments during the Commitment Period we will be obligated to pay the Advisor the Management Fee with respect to our unfunded Capital Commitments despite the fact that we will not have generated any income. Given the subjective nature of the investment decisions made by the investment adviser on our behalf, we will not be able to monitor these conflicts of interest.

The incentive fee may induce the Advisor to make certain investments, including speculative investments. The incentive fee may induce the Advisor to make certain investments, including speculative investments. The incentive fee that will be payable by us to the Advisor may create an incentive for the Advisor to make investments on our behalf that are risky or more speculative than would be the case in the absence of such compensation arrangement. The way in which the incentive fee payable to the Advisor will be determined, which will be calculated separately in two components as a percentage of the interest and other ordinary income in excess of a quarterly minimum hurdle rate and as a percentage of the realized gain on invested capital, may encourage the Advisor to use leverage or take additional risk to increase the return on our investments. Under certain circumstances, the use of leverage may increase the likelihood of default, which would disfavor the holders of the common stock, or of securities convertible into common stock or warrants representing rights to purchase common stock or securities convertible into common stock. In addition, the Advisor will receive the incentive fee based, in part, upon net capital gains realized on our investments. Unlike the portion of the incentive fee based on ordinary income, there will be no minimum level of gain applicable to the portion of the incentive fee based on net capital gains. As a result, the Advisor may have an incentive to invest more in investments that are likely to result in capital gains as compared to income producing securities or to advance or delay realizing a gain in order to enhance its incentive fee. This practice could result in us investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during economic downturns. A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to certain of our debt investments and may accordingly result in a substantial increase of the amount of incentive fees payable to the Advisor with respect to the pre-incentive fee net investment income.

We may invest, to the extent permitted by law, in the securities and instruments of other investment companies, including private funds, and, to the extent we so invest, we will bear the ratable share of any such investment company’s expenses, including management and performance fees. We will also remain obligated to pay management and incentive fees to the Advisor with respect to the assets invested in the securities and instruments of other investment companies. With respect to each of these investments, each of our common stockholders will bear his or her share of the management and incentive fee of Advisor as well as indirectly bear the Management and performance fees and other expenses of any investment companies in which we will invest.

After a Liquidity Event, we may be obligated to pay the Advisor incentive compensation payments even if we have incurred unrecovered cumulative losses from more than three years prior to such payments and may pay more than 17.5% of its net capital gains as incentive compensation payments because it cannot recover payments made in previous years. After a Liquidity Event in which we are a surviving entity, we may be obligated to pay the Advisor incentive compensation payments even if we have incurred unrecovered cumulative losses from more than three years prior to such payments (commencing with the date of a Liquidity Event in which we are a surviving entity) and may pay more than 17.5% of its net capital gains as incentive compensation payments because we cannot recover payments made in previous years. The Advisor will be entitled to incentive compensation for each fiscal quarter in an amount equal to a percentage of the excess of our investment income for that quarter (before deducting incentive compensation) above a threshold return for that quarter and subject to a total return requirement. The general effect of this total return requirement is to prevent payment of the foregoing incentive compensation except to the extent 17.5% of the cumulative net increase in net assets resulting from operations over the then current and 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity) exceeds the cumulative incentive fees accrued and/or paid for the 11 preceding calendar quarters commencing with the first calendar quarter following a Liquidity Event in which we are a surviving entity (or, if shorter, the number of calendar quarters that have occurred since a Liquidity Event in which we are a surviving entity). Consequently, we may pay an incentive fee if we incurred losses more than three years prior to the current calendar quarter even if such losses have not yet been recovered in full. Thus, we may be required to pay the Advisor incentive compensation for a fiscal quarter even if there is a decline in the value of our portfolio or we incur a net loss for that quarter. If we pay an incentive fee of 17.5% of our realized capital gains (net of all realized capital losses and unrealized capital depreciation on a cumulative basis) and thereafter experience additional realized capital losses or unrealized capital depreciation, we will not be able to recover any portion of the incentive fee previously paid.

We cannot assure you that a Spin-Off will occur. No assurances can be made that a Spin-Off will occur and investors should not rely on a Spin-Off as a liquidity option. If a Spin-Off does occur, although it is expected that the Spin-Off Incentive Fee will be calculated using the methodology set forth in “Item 1(c). Description of Business —Investment Advisory Agreement —Compensation of the Advisor” (taking into account the pro rata portion of the Company’s assets and liabilities relating to the shares of common stock being exchanged on an as-liquidated basis), the final terms of the Spin-Off will be determined at the time of the Spin-Off and there is no guarantee that such terms will be favorable to Investors.

There are risks associated with any potential merger with or asset sale to another BDC. The Advisor may in the future recommend to the Board of Directors that we merge with or sell all or substantially all of our assets to one or more funds including a fund that could be managed by the Advisor (including another business development company). We do not expect that the Advisor would recommend any such merger or asset sale unless it determines that it would be in our best interests, with such determination dependent on factors it deems relevant, which may include historical and projected financial performance of us and any proposed merger partner, portfolio composition, potential synergies from the merger or asset sale, available alternative options and market conditions. In addition, no such merger or asset sale would be consummated absent the meeting of various conditions required by applicable law or contract, at such time, which may include approval of the board of directors and common equity holders of both funds. If the Advisor is the investment adviser of both funds, various conflicts of interest would exist with respect to any such transaction. Such conflicts of interest may potentially arise from, among other things, differences between the compensation payable to the Advisor by us and by the entity resulting from such a merger or asset sale or efficiencies or other benefits to the Advisor as a result of managing a single, larger fund instead of two separate funds.

We may be required to obtain state licenses to originate commercial loans. We may be required to obtain various state licenses in order to, among other things, originate commercial loans. Applying for and obtaining required licenses can be costly and take several months. There is no assurance that we will obtain all of the licenses that we need on a timely basis. Furthermore, we will be subject to various information and other requirements in order to obtain and maintain these licenses, and there is no assurance that we will satisfy those requirements. Our failure to obtain or maintain licenses might restrict investment options and have other adverse consequences.

Any person who beneficially owns 5% or more of our common stock will have to comply with 1934 Act filing requirements. Because our common stock will be registered under the 1934 Act, ownership information for any person who beneficially owns 5% or more of our common stock will have to be disclosed in a Schedule 13G or other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities. In some circumstances, stockholders who choose to reinvest their dividends may see their percentage stake in the Company increased to more than 5%, thus triggering this filing requirement. Each stockholder is responsible for determining their filing obligations and preparing the filings. In addition, stockholders who hold more than 10% of a class of our shares may be subject to Section 16(b) of the 1934 Act, which recaptures for the benefit of the Company profits from the purchase and sale of registered stock within a six-month period.

We intend to conduct our operations so that they will not trigger “prohibited transactions” for benefit plan investors. We intend to conduct our operations so that they will not trigger “prohibited transactions” for benefit plan investors. We will use reasonable efforts to conduct our affairs so that our assets will not be deemed to be “plan assets” under the plan asset regulations promulgated by the Department of Labor. The fiduciary of each prospective benefit plan investor must independently determine that our stock is an appropriate investment for such plan, taking into account the fiduciary’s obligations under ERISA and the facts and circumstances of each investing benefit plan.

There is currently no public market for our common stock, and a market for our common stock may never develop. Our common stock will not be registered under the Securities Act, or any state securities law and will be restricted as to transfer by law and the terms of our certificate of incorporation. Stockholders generally may not sell, assign or transfer its shares without prior written consent of the Advisor, which the Advisor may grant or withhold in its sole discretion. Except in limited circumstances for legal or regulatory purposes, stockholders will not be entitled to redeem their shares of our common stock. Stockholders must be prepared to bear the economic risk of an investment in the Company for an indefinite period of time. While we may undertake to list our share on an exchange, there can be no assurance that such a listing will be successfully completed. Furthermore, such listing does not ensure that an actual market will develop for a listed security.

To the extent we issue additional equity interests, stockholders may experience dilution. Stockholders will not have preemptive rights to subscribe to or purchase any shares of our common stock issued in the future. To the extent we issue additional equity interests, including in a public offering or following a Subsequent Closing, a stockholder’s percentage ownership interest in the Company will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, a stockholder may also experience dilution in the net asset value and fair value of its shares.

We may issue preferred stock. Under the terms of our certificate of incorporation, the board of directors is authorized, to the fullest extent permitted by the 1940 Act, to authorize us to issue shares of preferred stock in one or more classes or series without stockholder approval. The board of directors, subject to the terms of any class or series of stock outstanding at the time, is required to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series, including preferred stock with terms that might adversely affect the interests of existing stockholders.

We could expend significant financial and other resources to comply with the requirements of being a public entity. As a public entity, we will be subject to the reporting requirements of the Exchange Act and requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which are discussed below. In order to maintain and improve the effectiveness of the our disclosure controls and procedures and internal controls, significant resources and management oversight will be required. We intend to implement procedures, processes, policies and practices for the purpose of addressing the standards and requirements applicable to public companies. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur additional annual expenses related to these steps and, among other things, directors’ and officers’ liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, additional administrative expenses payable to the Administrator to compensate them for hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

The systems and resources necessary to comply with public company reporting requirements will increase further once we cease to be an “emerging growth company” under the JOBS Act. As long as we remain an emerging growth company, we intends to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will remain an emerging growth company for up to five years following an initial public offering, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

We do not currently have comprehensive documentation of our internal controls. We will not be required to comply with the requirements of the Sarbanes-Oxley Act, including the internal control evaluation and certification requirements of Section 404 of that statute (“Section 404”), and will not be required to comply with all of those requirements until we are no longer an emerging growth company under the JOBS Act or a certain period of time following the listing of our shares on an exchange. We will address our internal controls over financial reporting and will establish formal procedures, policies, processes and practices related to financial reporting and to the identification of key financial reporting risks, assessment of their potential impact and linkage of those risks to specific areas and activities within our business.

Additionally, before we are required to satisfy the requirements of Section 404, we will begin the process of documenting our internal control procedures to satisfy those requirements, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an emerging growth company under the JOBS Act. Because we do not currently have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. As a public entity, we will be required to complete our initial assessment in a timely manner. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our operations, financial reporting or financial results could be adversely affected. Matters impacting the our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, and result in a breach of the covenants under the agreements governing any of our financing arrangements. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements could also suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us.

Risks Related to RICs and BDCs

Our ability to enter into transactions with our affiliates will be restricted. Following our election to be treated as a BDC under the 1940 Act, we will be prohibited under the 1940 Act from participating in certain transactions with certain of our affiliates without the prior approval of our independent directors and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of our outstanding voting securities will be our affiliate for purposes of the 1940 Act and we will generally be prohibited from buying or selling any security from or to such affiliate, absent the prior approval of our independent directors. The 1940 Act also prohibits certain “joint” transactions with certain of our affiliates, which could include investments in the same portfolio company (whether at the same or different times), without prior approval of our independent directors and, in some cases, of the SEC. The SEC staff has granted the Advisor relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance with certain conditions. Pursuant to the Order, we will be permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) or our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching by us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

Regulations governing our operation as a BDC may limit our ability to, and the way in which, we raise additional capital, which could have a material adverse impact on our liquidity, financial condition and results of operations. Our business may, in the future, require a substantial amount of capital. We may acquire additional capital from the issuance of senior securities (including debt and preferred stock) or the issuance of additional shares of common stock. However, we may not be able to raise additional capital in the future on favorable terms or at all. Additionally, we may only issue senior securities up to the maximum amount permitted by the 1940 Act. The 1940 Act will permit us, upon our election to be treated as a BDC, to issue senior securities only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such issuance or incurrence. If our assets decline in value and we fails to satisfy this test, we may be required to liquidate a portion of our investments and repay a portion of our indebtedness at a time when such sales or repayment may be disadvantageous, which could have a material adverse impact on our liquidity, financial condition and results of operations.

•	Senior Securities (including debt and preferred stock). As a result of issuing senior securities, we would also be exposed to typical risks associated with leverage, including an increased risk of loss. If we issue preferred securities, such securities would rank “senior” to common stock in its capital structure, resulting in preferred stockholders having separate voting rights, dividend and liquidation rights, and possibly other rights, preferences or privileges more favorable than those granted to holders of common stock. Furthermore, the issuance of preferred securities could have the effect of delaying, deferring or preventing a transaction or a change of control that might involve a premium price for holders of common stock or otherwise be in an investors best interest.

•	Additional Common Stock. The Board of Directors may decide to issue common stock to finance operations rather than issuing debt or other senior securities. Stockholders will not have preemptive rights to subscribe to or purchase any shares of common stock issued in the future. To the extent we issue additional equity interests, including in a public offering or following a Subsequent Closing, a stockholder’s percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, a stockholder may also experience dilution in the net asset value and fair value of its shares.

Changes in the laws or regulations governing our business, or changes in the interpretations thereof, and any failure by us to comply with these laws or regulations, could have a material adverse effect on our business, results of operations or financial condition. Changes in the laws or regulations governing our business, or changes in the interpretations thereof, and any failure by us to comply with these laws or regulations, could have a material adverse effect on our business, results of operations or financial condition. Changes in the laws or regulations or the interpretations of the laws and regulations that govern BDCs, RICs or non-depository commercial lenders could significantly affect our operations and the cost of doing business. We will be subject to federal, state and local laws and regulations and will be subject to judicial and administrative decisions that affect our operations, including our loan originations, maximum interest rates, fees and other charges, disclosures to portfolio companies, the terms of secured transactions, collection and foreclosure procedures and other trade practices. If these laws, regulations or decisions change, or if we expand our business into jurisdictions that have adopted more stringent requirements than those in which we currently conduct business, we may have to incur significant expenses in order to comply, or we might have to restrict our operations. In addition, if we do not comply with applicable laws, regulations and decisions, we may lose licenses needed for the conduct of our business and may be subject to civil fines and criminal penalties.

Legislation may allow us to incur additional leverage. Once we elect to be a BDC, under the 1940 Act, generally we will not be permitted to incur indebtedness unless immediately after such borrowing we will have an asset coverage for total borrowings of at least 200% (i.e., the amount of debt may not exceed 50% of the value of our assets). Legislation has been introduced in the U.S. House of Representatives intended to modify this section of the 1940 Act and increase the amount of debt that BDCs may incur. If the legislation that was introduced passes, we would be able to incur additional indebtedness in the future subject to certain conditions.

Once we elect to be treated as a BDC, if we do not invest a sufficient portion of our assets in qualifying assets, we could fail to qualify as a BDC or be precluded from investing according to our current business strategy, which would have a material adverse effect on our business, financial condition and results of operations. Once we elect to be a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. We expect that most of the investments that we may acquire in the future will constitute qualifying assets. However, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets for purposes of the 1940 Act. If we do not invest a sufficient portion of our assets in qualifying assets, we could be found to be in violation of the 1940 Act provisions applicable to BDCs and possibly lose our status as a BDC, which would have a material adverse effect on our business, financial condition and results of operations. Similarly, these rules could prevent us from making follow-on investments in existing portfolio companies (which could result in the dilution of our position) or could require us to dispose of investments at inopportune times in order to come into compliance with the 1940 Act. If we need to dispose of such investments quickly, it may be difficult to dispose of such investments on favorable terms. For example, we may have difficulty in finding a buyer and, even if we do find a buyer, we may have to sell the investments at a substantial loss.

There is a risk that we may not make distributions or that our distributions may not grow over time. We can make no assurances that we will achieve investment results that will allow us to make a specified level of cash distributions or periodically increase our dividend rate.

Once we elect to be a BDC, we will be required to carry our investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of our Board of Directors. Decreases in the market values or fair values of our investments will be recorded as unrealized depreciation. Any unrealized depreciation in our investment portfolio could be an indication of a portfolio company’s potential inability to meet its repayment obligations to us. This could result in realized losses in the future and ultimately in reductions of our income available for distribution in future periods.

If we are unable to qualify for tax treatment as a RIC, we will be subject to corporate-level income tax, which would have a material adverse effect on our results of operations and financial condition. We intend to qualify, and then to continue to qualify annually thereafter as a RIC under the Code. As a RIC we will not be required to pay federal income taxes on our income (including realized net capital gains) that is distributed to our stockholders, provided that we satisfy certain distribution and other requirements. Accordingly, we will not be permitted under accounting rules to establish reserves for taxes on our unrealized capital gains. If we fail to qualify for RIC status in any year, to the extent that we had unrealized gains, we would have to establish reserves for taxes, which would reduce our net asset value and the amount potentially available for distribution. In addition, if we, as a RIC, were to decide to make a deemed distribution of realized net capital gains and retain the realized net capital gains, we would have to establish appropriate reserves for taxes that we would have to pay on behalf of stockholders. It is possible that establishing reserves for taxes could have a material adverse effect on the value of the common stock.

To maintain tax treatment as a RIC under the Code, which will be required in order for us to distribute our income without being taxed at the corporate level, we must maintain our status as a BDC and meet certain source-of-income, asset diversification and annual distribution requirements and including:

•	The annual distribution requirement for a RIC will be satisfied if we distribute to our stockholders at least 90% of its ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, on an annual basis (the “Annual Distribution Requirement”). Because we may use debt financing, we will be subject to an asset coverage ratio requirement under the 1940 Act and we may be subject to certain financial covenants under our debt arrangements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources, we could fail to qualify for RIC tax treatment and, thus, become subject to corporate-level income tax.

•	The income source requirement will be satisfied if we obtain at least 90% of our income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.

•	The asset diversification requirement will be satisfied if, at the end of each quarter of our taxable year, at least 50% of the value of our assets consist of cash, cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities; and no more than 25% of the value of our assets is invested in the securities, other than U.S. government securities or securities of other RICs, of one issuer, of two or more issuers that are controlled, as determined under applicable Internal Revenue Code rules, by us and that are engaged in the same or similar or related trades or businesses or of certain “qualified publicly traded partnerships.” Failure to meet these requirements may result in us having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and, therefore, will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.

Satisfying these requirements may require us to take actions we would not otherwise take, such as selling investments at unattractive prices to satisfy diversification, distribution or source of income requirements. In addition, while we will be authorized to borrow funds in order to make distributions, under the 1940 Act we will not be permitted to make distributions to stockholders while we have debt obligations or other senior securities outstanding unless certain “asset coverage” tests are met. If we fail to qualify for tax treatment as a RIC for any reason and become or remain subject to corporate-level income tax, the resulting corporate taxes could substantially reduce its net assets, the amount of income available for distribution and the amount of our distributions. Such a failure would have a material adverse effect on our results of operations and financial conditions, and thus, the stockholders.

Risks Associated with Our Investments

We intend to invest primarily in debt securities of middle market companies and we may not realize gains from our equity investments. Our investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated investments in debt of middle market companies. We intend to lend directly to middle market companies and invest primarily in secured loans consisting of first lien, including unitranche facilities, and, to a lesser extent, second lien facilities and equity co-investments. In limited instances, such debt investments may include an associated equity component such as warrants, preferred stock or similar securities, and direct equity co-investments. We may also provide advisory services to managed funds. Our goal is ultimately to dispose of such equity interests and realize gains upon the disposition of such interests. However, the equity interests we will receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses it experiences.

Investments in private and middle market portfolio companies are risky, and an investor could lose all or part of its investment. Investment in private and middle market companies involves a number of significant risks.

Generally, little public information exists about these companies, and we will be required to rely on the ability of the Advisor’s investment professionals to obtain adequate information to evaluate the potential returns from investing in these companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and may lose money on the investment. Middle market companies may have limited financial resources and may be unable to meet their obligations under any debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment. In addition, they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns. Additionally, middle market companies are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the portfolio company and, in turn, on the Company. Middle market companies also generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and the Advisor may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies.

Our investments are likely to be in lower credit quality obligations which are riskier and highly speculative, and we could lose all or part of such investment. Our debt investments are likely to be in lower grade obligations. The lower grade investments in which we intend to invest may be rated below investment grade by one or more nationally-recognized statistical rating agencies at the time of investment or may be unrated but determined by the Advisor to be of comparable quality. Debt securities rated below investment grade are commonly referred to as “junk bonds” and are considered speculative with respect to the issuer’s capacity to pay interest and repay principal. The debt in which we intend to invest typically is not rated by any rating agency, but we believe that if such investments were rated, they would be below investment grade (rated lower than “Baa3” by Moody’s Investors Service, lower than “BBB-” by Fitch Ratings or lower than “BBB-” by Standard & Poor’s). We may invest without limit in debt of any rating, as well as debt that has not been rated by any nationally recognized statistical rating organization.

Investment in lower grade investments involves a substantial risk of loss. Lower grade securities or comparable unrated securities are considered predominantly speculative with respect to the issuer’s ability to pay interest and principal and are susceptible to default or decline in market value due to adverse economic and business developments. The market values for lower grade debt tend to be very volatile and are less liquid than investment grade securities. For these reasons, an investment in us will be subject to the following specific risks: increased price sensitivity to a deteriorating economic environment; greater risk of loss due to default or declining credit quality; adverse company specific events are more likely to render the issuer unable to make interest and/or principal payments; and if a negative perception of the lower grade debt market develops, the price and liquidity of lower grade securities may be depressed. This negative perception could last for a significant period of time.

We may not be in a position to exercise control over our portfolio companies or to prevent decisions by management of our portfolio companies that could decrease the value of our investments. We do not generally intend to take controlling equity positions in our portfolio companies. To the extent that we do not hold a controlling equity interest in a portfolio company, we will be subject to the risk that such portfolio company may make business decisions with which we disagree, and the stockholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to our interests. Due to the lack of liquidity for the debt and equity investments that we expect to hold in our portfolio companies, we may not be able to dispose of our investments in the event we disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of our investments.

In addition, we may not be in a position to control any portfolio company by investing in its debt securities. As a result, we are subject to the risk that a portfolio company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors.

Our portfolio companies may be highly leveraged. The portfolio companies in which we intend to invest may be highly leveraged, which may have adverse consequences to these companies and to us as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

Our portfolio companies may incur debt that ranks equally with, or senior to, our investments in such companies. The portfolio companies in which we intend to invest usually have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. Such subordinated investments are subject to greater risk of default than senior obligations as a result of adverse changes in the financial condition of the obligor or in general economic conditions. By their terms, such debt instruments may provide that the holders are entitled to receive payment of interest or principal on or before the dates on which we will be entitled to receive payments in respect of the debt securities in which we invest. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying our investments in the event and during the continuance of a default under the debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we received any distribution in respect of our investment. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we invest, we would have to share any distributions on an equal and ratable basis with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

Certain loans that we may make to portfolio companies may be secured on a second priority basis by the same collateral securing senior secured debt of such companies. In addition, we may make unsecured loans to portfolio companies, meaning that such loans will not benefit from any interest in collateral of such companies. Liens on a portfolio company’s collateral, if any, will secure the portfolio company’s obligations under any outstanding senior debt and may secure certain other future debt that may be permitted to be incurred by the portfolio company under the agreements governing the loans. The holders of obligations secured by the first priority liens on the collateral will generally control the liquidation of, and be entitled to receive proceeds from, any realization of the collateral to repay their obligations in full before us. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by the second priority liens after payment in full of all obligations secured by the first priority liens on the collateral. If such proceeds are not sufficient to repay amounts outstanding under the loan obligations secured by the second priority liens, then we, to the extent not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the portfolio company’s remaining assets, if any.

The rights we may have with respect to the collateral securing certain loans we make to portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements or agreements among lenders. Under these agreements, we may forfeit certain rights with respect to the collateral to holders with prior claims. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of those enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and certain rights to receive interest and certain amortization payments that would be allocated to other lenders under the credit facility. We may not have the ability to control or direct such actions, even if as a result its rights as lenders are adversely affected.

Economic downturns or recessions could impair the value of the collateral for our loans to our portfolio companies and consequently increase the possibility of an adverse effect on our financial condition and results of operations. Many of the portfolio companies in which we intend to invest are susceptible to economic recessions and may be unable to repay loans during such periods. Therefore, our non-performing assets are likely to increase and the value of our portfolio is likely to decrease during such periods. Adverse economic conditions may also decrease the value of collateral securing some of our loans and the value of its equity investments.

Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.

A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of the portfolio company’s loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt securities we will hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if a portfolio company goes bankrupt, even though we may have structured our investment as mezzanine debt, or senior secured debt, depending on the facts and circumstances, including the extent to which we actually provided significant “managerial assistance,” if any, to that portfolio company, a bankruptcy court might re-characterize our debt holding and subordinate all or a portion of its claim to that of other creditors. These events could harm our financial condition and operating results.

We may suffer a loss if a portfolio company defaults on a loan and the underlying collateral is not sufficient. In the event of a default by a portfolio company on a secured loan, we will only have recourse to the assets collateralizing the loan. There will be a risk that the collateral securing these types of loans may decrease in value over time, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of a portfolio company to raise additional capital. If the underlying collateral value is less than the loan amount, we will suffer a loss. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans to affiliates of the portfolio company, accept prepayments, exercise our remedies (through “standstill” periods) and control decisions made in bankruptcy proceedings relating to the portfolio company. Bankruptcy and portfolio company litigation can significantly increase collection losses and the time needed for us to acquire the underlying collateral in the event of a default, during which time the collateral may decline in value, causing us to suffer losses.

If the value of collateral underlying our loan declines or interest rates increase during the term of our loan, a portfolio company may not be able to obtain the necessary funds to repay the loan at maturity through refinancing. Decreasing collateral value and/or increasing interest rates may hinder a portfolio company’s ability to refinance our loan because the underlying collateral cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer a loss which may adversely impact our financial performance.

We may be exposed to special risks associated with bankruptcy cases. One or more of our future portfolio companies may be involved in bankruptcy or other reorganization or liquidation proceedings. Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, we cannot make any assurances that a bankruptcy court would not approve actions that may be contrary to our interests. There also are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

To the extent that portfolio companies in which we will have invested through a unitranche facility will be involved in bankruptcy proceedings, the outcome of such proceedings may be uncertain. For example, it is unclear whether a bankruptcy court would enforce an agreement among lenders which sets the priority of payments among unitranche lenders. In such a case, the “first-out” lenders in the unitranche facility may not receive the same degree of protection as they would if the agreement among lenders was enforced.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower. It is subject to unpredictable and lengthy delays and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In addition, lenders can be subject to lender liability claims for actions taken by them where they become too involved in the borrower’s business or exercise control over the borrower. For example, we could become subject to a lender liability claim (alleging that we misused our influence on the borrower for the benefit of our lenders), if, among other things, the borrower requests significant managerial assistance from us and we provide that assistance. To the extent we and an affiliate both hold investments in the same portfolio company that are of a different character, we may also face restrictions on its ability to become actively involved in the event that portfolio company becomes distressed as a result of the restrictions imposed on transactions involving affiliates under the 1940 Act. In such cases, we may be unable to exercise rights we may otherwise have to protect our interests as security holders in such portfolio company.

Our loans could be subject to equitable subordination by a court which would increase our risk of loss with respect to such loans. Courts may apply the doctrine of equitable subordination to subordinate the claim or lien of a lender against a borrower to claims or liens of other creditors of the borrower, when the lender or its affiliates is found to have engaged in unfair, inequitable or fraudulent conduct. The courts have also applied the doctrine of equitable subordination when a lender or its affiliates is found to have exerted inappropriate control over a client, including control resulting from the ownership of equity interests in a client. Payments on one or more of our loans, particularly a loan to a client in which it also holds an equity interest, may be subject to claims of equitable subordination. If we were deemed to have the ability to control or otherwise exercise influence over the business and affairs of one or more of its portfolio companies resulting in economic hardship to other creditors of that company, this control or influence may constitute grounds for equitable subordination and a court may treat one or more of our loans as if it were unsecured or common equity in the portfolio company. In that case, if the portfolio company were to liquidate, we would be entitled to repayment of its loan on a pro-rata basis with other unsecured debt or, if the effect of subordination was to place us at the level of common equity, then on an equal basis with other holders of the portfolio company’s common equity only after all of its obligations relating to its debt and preferred securities had been satisfied.

Our failure to make follow-on investments in our portfolio companies could impair the value of our portfolio. Following an initial investment in a portfolio company, we will be able to make additional investments in that portfolio company as “follow-on” investments in order to: (1) increase or maintain in whole or in part our equity ownership percentage; (2) exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; (3) attempt to preserve or enhance the value of our initial investment; or (4) to finance an acquisition or other material transaction. We will have the discretion to make any follow-on investments, subject to the availability of capital resources. We may elect not to make follow-on investments or otherwise lack sufficient funds to make those investments. Our failure to make follow-on investments may, in some circumstances, jeopardize the continued viability of a portfolio company and our initial investment, or may result in a missed opportunity for us to increase our participation in a successful operation. Even if we will have sufficient capital to make a desired follow-on investment, we may elect not to make such follow-on investment because we may not want to increase our concentration of risk, because we may prefer other opportunities, because we will be inhibited by compliance with BDC requirements or because we will desire to maintain our tax status. In addition, our ability to make follow-on investments may also be limited by the Advisor’s allocation policy.

Our ability to invest in public companies may be limited in certain circumstances. To maintain our status as a BDC, we will not be permitted to acquire any assets other than “qualifying assets” specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). Subject to certain exceptions for follow-on investments and distressed companies, an investment in an issuer that has outstanding securities listed on a national securities exchange may be treated as a qualifying asset only if such issuer has a market capitalization that is less than $250 million at the time of such investment and meets the other specified requirements.

Our investments in foreign securities, if any, may involve significant risks in addition to the risks inherent in U.S. investments. Our investment strategy contemplates that a portion of our investments may be in securities of foreign companies in order to provide diversification or to complement our U.S. investments although we are required generally to invest at least 70% of its assets in companies organized and having their principal place of business within the U.S. and its possessions. Investing in foreign companies may expose us to additional risks not typically associated with investing in U.S. companies. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. These risks many be more pronounced for portfolio companies located or operating primarily in emerging markets, whose economies, markets and legal systems may be less developed.

Although we anticipate that most of our investments will be denominated in U.S. dollars, any investments that are denominated in a foreign currency will be subject to the risk that the value of a particular currency may change in relation to the U.S. dollar. Among the factors that may affect currency values are trade balances, the level of short-term interest rates, differences in relative values of similar assets in different currencies, long-term opportunities for investment and capital appreciation and political developments. We may employ hedging techniques to minimize these risks, but we can offer no assurance that we will, in fact, hedge currency risk or, that if we do, such strategies will be effective. As a result, a change in currency exchange rates may adversely affect our profitability.

Hedging transactions may expose us to additional risks. While we may enter into transactions to seek to reduce currency exchange rate and interest rate risks, unanticipated changes in currency exchange rates or interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek or be able to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose it to risk of loss. In addition, it may not be possible to hedge fully or perfectly against currency fluctuations affecting the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of factors not related to currency fluctuations.

We may incur greater risk with respect to any investments we acquire through assignments or participations of interests. Although we intend to originate a substantial portion of our loans, we may acquire loans through assignments or participations of interests in such loans. The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to such debt obligation. However, the purchaser’s rights can be more restricted than those of the assigning institution, and we may not be able to unilaterally enforce all rights and remedies under an assigned debt obligation and with regard to any associated collateral. A participation typically results in a contractual relationship only with the institution participating out the interest and not directly with the borrower. Sellers of participations typically include banks, broker-dealers, other financial institutions and lending institutions. In purchasing participations, we generally will have no right to enforce compliance by the borrower with the terms of the loan agreement against the borrower, and we may not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, we will be exposed to the credit risk of both the borrower and the institution selling the participation. In addition, to the extent that the lead institution fails and any borrower collateral is used to reduce the balance of a participated loan, we will be regarded as a creditor of the lead institution and will not benefit from the exercise of any set-off rights by the lead institution or its receiver. Further, in purchasing participations in lending syndicates, we will not be able to conduct the same level of due diligence on a borrower or the quality of the loan with respect to which we will buy a participation as we would conduct if we were investing directly in the loan. This difference may result in us being exposed to greater credit or fraud risk with respect to such loans than we expected when initially purchasing the participation.

We may have a limited number of portfolio companies which could cause our net asset value to fluctuate to a greater extent than that of a more diversified investment company. To the extent we assume large positions in the securities of a small number of issuers or industries, our net asset value may fluctuate to a greater extent than that of a more diversified investment company as a result of changes in the financial condition or the market’s assessment of the issuer. In addition, the aggregate returns we will realize may be significantly adversely affected if a small number of investments perform poorly or if we will need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we will be invested could significantly affect our aggregate returns.

Our portfolio may be concentrated in a limited number of portfolio companies and industries. Our portfolio may be concentrated in a limited number of portfolio companies and industries. Beyond the asset diversification requirements associated with our intention to comply with the requirements to qualify as a RIC for U.S. tax purposes, which will apply once we elect to be treated as a BDC, we will not have fixed guidelines for diversification, and while we will not target any specific industries, our investments may be concentrated in relatively few industries. As a result, the aggregate returns we will realize may be significantly adversely affected if a small number of investments perform poorly or if we will need to write down the value of any one investment. Additionally, a downturn in any particular industry in which we are invested could significantly affect our aggregate returns.

Risks Related to the Current Environment

                Capital markets may experience periods of disruption and instability and we cannot predict when these conditions will occur. Such market conditions could materially and adversely affect debt and equity capital markets in the United States and abroad, which could have a negative impact on our business, financial condition and results of operations. The U.S. and global capital markets experienced extreme volatility and disruption during the economic downturn that began in mid-2007, and the U.S. economy was in a recession for several consecutive calendar quarters during the same period. In 2010, a financial crisis emerged in Europe, triggered by high budget deficits and rising direct and contingent sovereign debt, which created concerns about the ability of certain nations to continue to service their sovereign debt obligations. Risks resulting from such debt crisis and any future debt crisis in Europe or any similar crisis elsewhere could have a detrimental impact on the global economic recovery, sovereign and non-sovereign debt in certain countries and the financial condition of financial institutions generally. In July and August 2015, Greece reached agreements with its creditors for bailouts that provide aid in exchange for certain austerity measures. These and similar austerity measures may adversely affect world economic conditions and have an adverse impact on our business and that of its portfolio companies. In the second quarter of 2015, stock prices in China experienced a significant drop, resulting primarily from continued sell-off of shares trading in Chinese markets. In August 2015, Chinese authorities sharply devalued China’s currency. These market and economic disruptions adversely affected, and these and other similar market and economic disruptions may in the future affect, the U.S. capital markets, which could adversely affect our business and that of its portfolio companies. These market disruptions materially and adversely affected, and may in the future affect, the broader financial and credit markets and has reduced the availability of debt and equity capital for the market as a whole and to financial firms, in particular. At various times, these disruptions resulted in, and may in the future result in, a lack of liquidity in parts of the debt capital markets, significant write-offs in the financial services sector and the repricing of credit risk. These conditions may reoccur for a prolonged period of time again or materially worsen in the future, including as a result of further downgrades to the U.S. government’s sovereign credit rating or the perceived credit worthiness of the United States or other large global economies. Unfavorable economic conditions, including future recessions, also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. We may in the future have difficulty accessing debt and equity capital on attractive terms, or at all, and a severe disruption and instability in the global financial markets or deteriorations in credit and financing conditions may cause us to reduce the volume of loans we originate and/or fund, adversely affect the value of our portfolio investments or otherwise have a material adverse effect on our business, financial condition, results of operations and cash flows.

ITEM 2.	FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We were incorporated under the laws of the State of Delaware on September 30, 2016. We intend to file an election to be treated as a BDC under the 1940 Act. We also intend to elect to be treated and to qualify annually thereafter as a RIC for federal income tax purposes. As such, we will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of our assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the requirement to distribute annually at least 90% of our taxable income and tax-exempt interest. See “Item 1(c). Description of Business — Regulation as a Business Development Company” and “Item 1(c). Description of Business — Certain U.S. Federal Income Tax Consequences — Taxation as a Regulated Investment Company.” In addition, we will not invest more than 20% of our total assets in companies whose principal place of business is outside the United States.

We are currently in the development stage and have not commenced operations. Since inception, there has been no activity. To date, our efforts have been limited to organizational and initial operating activities, the cost of which has been borne by the Advisor. We have agreed to repay the Advisor for initial organization and operating costs incurred upon receipt of a formal commitment of external capital. In the event receipt of a formal commitment of external capital does not occur, all initial organization and operating costs will be borne by the Advisor. As there has been no formal commitment of external capital to date, no such costs have been recorded by us.

Revenues

We plan to generate revenues primarily in the form of interest on debt. Our investments in fixed income instruments will generally have an expected maturity of five to seven years, and typically bear interest at a fixed or floating rate. Interest on our debt securities will generally be payable quarterly. Payments of principal of our debt investments may be amortized over the stated term of the investment, deferred for several years or due entirely at maturity. In some cases, our debt instruments and preferred stock investments may defer payments of dividends or pay interest in-kind, or PIK. Any outstanding principal amount of our debt securities and any accrued but unpaid interest will generally become due at the maturity date. The level of interest income we will receive is directly related to the balance of interest-bearing investments multiplied by the weighted average yield of our investments. In addition to interest income, we may receive dividends and other distributions related to our equity investments. We may also generate revenue in the form of fees from prepayment premiums, commitment, loan origination, structuring or due diligence fees, exit fees, portfolio company administration fees, fees for providing significant managerial assistance and consulting fees.

Expenses

All investment professionals and staff of the Advisor, when and to the extent engaged in providing investment advisory and management services to us; and the compensation and routine overhead expenses of such personnel allocable to such services (including health insurance, 401(k) plan benefits, payroll taxes and other compensation related matters), are provided and paid for by the Advisor. We will bear all other costs and expenses of our operations and transactions, including those relating to:

•	our organization and any offering;

•	calculating our net asset value and net asset value per share (including the cost and expenses of any independent valuation firm);

•	expenses, including travel-related expenses, incurred by the Advisor or payable to third parties in originating investments for the portfolio, performing due diligence on prospective portfolio companies, monitoring our investments and, if necessary, enforcing our rights;

•	interest and any fees payable on debt, if any, incurred to finance the our investments;

•	the costs of future offerings of common shares and other securities, if any;

•	the base management fee and any incentive management fee;

•	distributions on our shares;

•	administrator expenses payable under our Administration Agreement;

•	transfer agent and custody fees and expenses;

•	the allocated costs incurred by the Advisor as our administrator in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties, including legal fees, relating to, or associated with, evaluating, making, documenting, and disposing of investments;

•	brokerage fees and commissions;

•	registration fees;

•	listing fees;

•	taxes;

•	independent director fees and expenses;

•	costs of preparing and filing reports or other documents with the SEC;

•	the costs of any reports, proxy statements or other notices to our stockholders, including printing costs;

•	costs of holding stockholder meetings;

•	our fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	litigation, indemnification and other non-recurring or extraordinary expenses;

•	direct costs and expenses of administration and operation, including audit and legal costs;

•	fees and expenses associated with marketing efforts, including to investors, sponsors and other origination sources;

•	dues, fees and charges of any trade association of which we will be a member;

•	direct costs and expenses of administration, including printing, mailing, communication costs and secretarial and administrative staff;

•	costs of winding up;

•	costs incurred in connection with the formation or maintenance of entities or vehicles to hold our assets for tax or other purposes;

•	costs associated with reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws; and

•	all other expenses reasonably incurred by us or the Advisor in connection with administering our business, such as the allocable portion of overhead under our Administration Agreement, including rent and other allocable portions of the cost of certain of our officers and their respective staffs.

We will reimburse the Advisor for costs and expenses incurred by the Advisor for office space rental, office equipment and utilities allocable to the performance by the Advisor of its duties under the investment management agreement, as well as any costs and expenses incurred by the Advisor relating to any non-investment advisory, administrative or operating services provided by the Advisor to us or in the form of managerial assistance to portfolio companies that request it.

The Advisor may pay amounts owed by us to third party providers of goods or services. We will subsequently reimburse the Advisor for such amounts paid on our behalf.

Financial Condition, Liquidity and Capital Resources

We have not yet commenced commercial activities and there have been no transactions to date. We expect to generate cash primarily from (i) the net proceeds of the Private Offering, (ii) cash flows from our operations, (iii) any financing arrangements we may enter into in the future and (iv) any future offerings of our equity or debt securities. We may fund a portion of our investments through borrowings from banks and issuances of senior securities.

Our primary use of cash will be for (i) investments in portfolio companies and other investments to comply with certain portfolio diversification requirements, (ii) the cost of operations (including paying the Advisor), (iii) debt service of any borrowings and (iv) cash distributions to the holders of our stock.

Contractual Obligations

We have entered into the Investment Advisory Agreement and the Administration Agreement with our Advisor to provide us with investment advisory services and administrative services. Payments for investment advisory services under the Investment Advisory Agreements and reimbursements under the Investment Advisory Agreement and Administration Agreement are described in “Item 1(c). Description of Business — Investment Advisory Agreement,” “Item 1(c). Description of Business — Administration Agreement,” and “Item 1(c). Description of Business — Payment of Our Expenses under the Investment Advisory Agreement.”

Off-Balance Sheet Arrangements

Other than contractual commitments and other legal contingencies incurred in the normal course of our business, we do not expect to have any off-balance sheet financings or liabilities.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to financial market risks, including changes in interest rates. We plan to invest primarily in illiquid debt and equity securities of private companies. Most of our investments will not have a readily available market price, and we will value these investments at fair value as determined in good faith by the Board of Directors in accordance with our valuation policy. There is no single standard for determining fair value in good faith. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments we make. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Valuation of Portfolio Securities.”

Related Parties

See “Item 7. Certain Relationships and Related Transactions, and Director Independence” for a description of certain transactions and relationships with related parties.

ITEM 3.	PROPERTIES

Our corporate headquarters are located at 100 Federal St., 31st Floor, Boston, MA 02110 and are provided by the Advisor in accordance with the terms of our Administration Agreement. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain ownership information with respect to our Common Stock for those persons who directly or indirectly own, control or hold with the power to vote, five percent or more of our outstanding Common Stock and all officers and directors, as a group.

Name and Address	Number of Shares Owned		Percentage of class outstanding
5% Owners
[ ]	[	]	[	]%

Interested Directors
Christopher J. Flynn	—		—
Sam W. Tillinghast	—		—
	—		—

Independent Directors
[ ]	[	]	—

Executive Officers
Terrence W. Olson	—		—
Sabrina Rusnak-Carlson	—		—
Heather Birmingham	—		—

All officers and directors as a group ([ ] persons)	—		—

ITEM 5.	DIRECTORS AND EXECUTIVE OFFICERS

Our business and affairs are managed under the direction of the Board of Directors. The responsibilities of the Board of Directors include, among other things, the oversight of our investment activities; the quarterly valuation of our assets, oversight of our financing arrangements and corporate governance activities. Our Board of Directors consists of five members, three of whom will not be “interested persons” of the Company or of the Advisor as defined in Section 2(a)(19) of the 1940 Act and are “independent,” as determined by the Board of Directors. These individuals are referred to as independent directors. Our Board of Directors elects our executive officers, who serve at the discretion of the Board of Directors.

Board of Directors and Executive Officers

Directors

Under our certificate of incorporation, each of our directors will hold office for one year terms. At each annual meeting of our stockholders, the successors to the directors whose terms expire at each such meeting will be elected to hold office for a one year term expiring at the next annual meeting of stockholders following their election. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies or such director’s earlier resignation, death or removal.

Information regarding the Board of Directors is as follows:

Name	Age	Position	Director Since
Interested Directors:
Christopher J. Flynn (nominee)	43	Director, Co-Chief Executive Officer and Co-Chief Investment Officer	2016
Sam W. Tillinghast	53	Director, Co-Chief Executive Officer and Co-Chief Investment Officer	2016
Independent Directors:
[Name]		Director	2016
[Name]		Director	2016
[Name]		Director	2016

The address for each of our directors is c/o THL Credit Lakeshore, Inc. 100 Federal St., 31st Floor, Boston, MA 02110.

Executive Officers

Information regarding our executive officers is as follows:

Name	Age	Position
Christopher J. Flynn	43	Co-Chief Executive Officer and Co-Chief Investment Officer
Sam W. Tillinghast	53	Co-Chief Executive Officer and Co-Chief Investment Officer
Terrence W. Olson	49	Chief Financial Officer, Chief Operating Officer, Assistant Secretary and Treasurer
Sabrina Rusnak-Carlson	37	General Counsel and Secretary
Heather Birmingham	44	Chief Compliance Officer

The address for each of our executive officers is c/o THL Credit Lakeshore, Inc. 100 Federal St., 31st Floor, Boston, MA 02110.

Biographical Information

Our directors have been divided into two groups—interested directors and independent directors. Interested directors will be interested persons as defined in the 1940 Act. Christopher J. Flynn and Sam W. Tillinghast will be interested directors by virtue of them both serving as its Co-Chief Executive Officers and Co-Chief Investment Officers. The Board of Directors believes having our Co-Chief Executive Officers on the Board of Directors fosters clear accountability, effective decision-making and alignment on corporate strategy. In part because we will be an externally managed investment company, the Board of Directors believes having an interested chairperson that is familiar with our portfolio companies, our day-to-day management and the operations of the Advisor greatly enhances, among other things, its understanding of our investment portfolio, business, finances and risk management efforts.

Interested Directors

Christopher J. Flynn. Mr. Flynn, is Co-Chief Executive Officer and Co-Chief Investment Officer of the Company, the Advisor and TCRD, and also Co-Chief Executive Officer of THL Credit SLS. He also serves on the Investment Committee of TCRD. Prior to his appointment as Co-Chief Executive Officer and Co-Chief Investment Officer, Mr. Flynn served as Co-President and, prior to that, Managing Director of the Advisor, TCRD and THL Credit Logan JV.

Prior to joining the Advisor, Mr. Flynn was a Vice President at AIG in the Leveraged Capital Group. Mr. Flynn joined AIG in February 2005 after working for Black Diamond Capital Management, a hedge fund. Mr. Flynn was a Senior Financial Analyst at Black Diamond where he was responsible for underwriting new debt investment opportunities as well as monitoring a portfolio of leveraged loans. From 2000 to 2003, Mr. Flynn worked in a variety of roles at GE Capital, lastly as an Assistant Vice President within the Capital Markets Syndication Group. Prior to joining GE Capital, Mr. Flynn worked at BNP Paribas as a financial analyst and at Bank One as a commercial banker.

Mr. Flynn earned his M.B.A. with a concentration in Finance and Strategy from Northwestern University’s Kellogg Graduate School of Business and his B.A. in Finance from DePaul University.

Sam W. Tillinghast. Mr. Tillinghast is the Co-Chief Executive Officer and Co-Chief Investment Officer of the Company, the Advisor and TCRD, and also the Co-Chief Executive Officer of THL Credit SLS. He also serves on the Investment Committee of TCRD. Prior to his appointment as Co-Chief Executive Officer and Co-Chief Investment Officer of TCRD and the Advisor, Mr. Tillinghast served as Co-President and Chief Risk Officer of TCRD and the Advisor.

Prior to joining the Advisor, Mr. Tillinghast was a Managing Director and Head of the Private Placement Group for AIG where he was responsible for private debt investments, project finance transactions and private asset backed securitizations. Mr. Tillinghast joined AIG with the acquisition of SunAmerica Inc. in January 1999, and was a member of the team responsible for the integration of the private debt investment groups of SunAmerica, AIG and American General (acquired by AIG in 2001). Mr. Tillinghast led the growth of the AIG private debt portfolio from approximately $14 billion in 2001 to approximately $28 billion in 2006. Mr. Tillinghast was an executive vice president of American General Investment Management Corporation and was named Head of AIG Global Investment Group in Houston, Texas. While at SunAmerica, where he joined in 1988, Mr. Tillinghast was Executive Vice President of SunAmerica Corporate Finance and his investment experience included corporate bonds, securitizations, leveraged loans, CDOs, portfolio acquisitions, and equipment leasing.

Mr. Tillinghast earned M.B.A. from the University of Texas at Austin and his B.S. in Finance from the University of South Alabama.

Independent Directors

[Name]

[Name]

[Name]

Executive Officers Who Are Not Directors

Terrence W. Olson. Mr. Olson is the Chief Operating Officer and Chief Financial Officer of the Company, the Advisor, TCRD and THL Credit SLS. He also serves on the Board of Directors of THL Credit SLS. As a member of senior management, he is responsible for finance, operations, administration and information technology. He is also directly involved in strategic initiatives, capital raising and investor relations.

Prior to joining the Advisor, Mr. Olson spent ten years at Highland Capital Partners (“Highland”), a venture capital firm, where he served as Director of Finance and was responsible for the financial, tax and operational matters for Highland’s Funds as well global activities in Europe and China. Before joining Highland, Mr. Olson was a Senior Manager at the accounting firm of PricewaterhouseCoopers LLP where he worked with public and private companies in the financial services and technology sectors between 1989 and 1998.

Mr. Olson earned his B.S. in Accounting from Boston College.

Sabrina Rusnak-Carlson. Ms. Rusnak-Carlson is the General Counsel for the Advisor and the General Counsel and Secretary for the Company and TCRD. Her role includes legal and compliance review of the Advisor’s business operations, investing transactions, regulatory filings and strategic initiatives for Direct Lending and Tradable Credit. Prior to joining the Advisor in 2015, Ms. Rusnak-Carlson was a Partner in the Corporate Department and a member of the Finance, Multi-Tranche Finance and Distressed Debt Groups of Proskauer Rose LLP where she was responsible for representing alternative lenders in complex financings including acquisition financings, dividend recapitalization financings, asset-based loans, cash flow loans, cross-border and multi-currency loans, multi-tiered financing facilities, second-lien, unitranche, mezzanine, subordinated debt, and distressed debt facilities in addition to intercreditor agreements and debt restructurings. Prior to joining Proskauer Rose LLP, Ms. Rusnak-Carlson worked at Nutter McClennen & Fish LLP as an Associate and at Triage Consulting Group as a Financial Consultant. Ms. Rusnak-Carlson earned her J.D. from the Boston University School of Law and her B.S. in Business Administration from Georgetown University.

Heather Birmingham. Ms. Birmingham is the Chief Compliance Officer for the Company, the Advisor and TCRD. She has fifteen years of investment industry experience and is responsible for administering compliance policies and procedures and performing compliance monitoring of legal and regulatory requirements. Prior to joining the Advisor in 2012, Ms. Birmingham worked as Senior Compliance Officer for McDonnell Investment Management, LLC since September 2008. Prior to working at McDonnell, Ms. Birmingham was a Compliance Officer at Fortis Investments (formerly ABN AMRO Asset Management), serving in this capacity for six years. She also held the position of Senior Internal Staff Officer at ABN AMRO North America, where she was responsible for developing and implementing the internal audit program for the capital markets and asset management lines of business. Previously, Ms. Birmingham served as a Staff Consultant for PricewaterhouseCoopers and a Staff Internal Auditor for Transamerica Commercial Finance. Ms. Birmingham earned her B.A. in Accounting and International Business from Dominican University.

Board Leadership Structure

The Board of Directors will monitor and perform an oversight role with respect to our business and affairs, including with respect to investment practices and performance, compliance with regulatory requirements and the services, expenses and performance of service providers to us. Among other things, the Board of Directors will approve the appointment of our Advisor and related Investment Advisory Agreement and Administration Agreement and its officers, reviews and monitors the services and activities performed by our investment adviser and executive officers and approves the engagement, and reviews the performance of, our independent registered public accounting firm.

Co-CEOs as Directors

The Board of Directors governance structure is strengthened by having its Co-CEOs serve as directors on the Board of Directors, together with an independent chairperson (the “Chairperson”). The Board of Directors believes this provides an efficient and effective leadership model for us. Including the Co-CEOs on the Board of Directors fosters clear accountability, effective decision-making, and alignment on corporate strategy.

No single leadership model is right for all companies at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, might be appropriate. Accordingly, the Board of Directors will periodically review its leadership structure.

Moreover, the Board of Directors believes that its governance practices provide adequate safeguards against any potential risks that might be associated with having our Co-CEOs on the Board of Directors. Specifically:

•	A supermajority of the directors of the Company are independent directors;

•	All of the members of the Audit Committee, Governance Committee and Compensation Committee are independent directors;

•	The Board of Directors and its committees regularly conduct scheduled meetings in executive session, out of the presence of Mr. Tillinghast and Mr. Flynn and other members of management;

•	The Board of Directors and its committees regularly conduct meetings that specifically include Mr. Tillinghast and Mr. Flynn;

•	The Board of Directors and its committees remain in close contact with, and receive reports on various aspects of our management and enterprise risk directly from, our senior management and independent auditors;

•	The Board of Directors and its committees interact with employees of the Company outside the ranks of senior management; and

•	The Chairperson of the Board of Directors is an independent director.

Having Co-CEOs who also serve as directors on the Board of Directors, an independent Chairperson, experienced directors who evaluate the Board of Directors and themselves at least annually provides the right leadership structure for us and is best for the Company and our stockholders at this time.

Board’s Role In Risk Oversight

The Board of Directors will perform its risk oversight function primarily through (i) its standing committees, which report to the entire Board of Directors and are comprised solely of independent directors, and (ii) active monitoring of our Chief Compliance Officer and our compliance policies and procedures.

Day-to-day risk management with respect to us is the responsibility of the Advisor or other service providers (depending on the nature of the risk) subject to the supervision of the Advisor. We are subject to a number of risks, including investment, compliance, operational and valuation risks, among others. While there are a number of risk management functions performed by the Advisor and the other service providers, as applicable, it is not possible to eliminate all of the risks applicable to us. Risk oversight is part of the Board of Director’s general oversight of the Company and is addressed as part of various board and committee activities. The Board of Directors, directly or through a committee, also reviews reports from, among others, management, the independent registered public accounting firm for the Company and internal accounting personnel for the Advisor, as appropriate, regarding risks faced by us and management’s or its service providers’ risk functions.[                    ], an Independent Director, will serve as Chairperson of the Board of Directors. The Board of Directors believes that it is in the best interests of the stockholders for [                    ]to lead the Board of Directors because of her familiarity with our business and investment objective, her broad experience with the day-to-day management and operation of other investment funds and her significant background in the financial services industry, as described above. The Board of Directors believes that its leadership structure is appropriate because the structure allocates areas of responsibility among the individual directors and the committees in a manner that enhances effective oversight. The committee system facilitates the timely and efficient consideration of matters by the directors, and facilitates effective oversight of compliance with legal and regulatory requirements and of our activities and associated risks. The Board of Directors also believes that its size creates an efficient corporate governance structure that provides opportunity for direct communication and interaction between management and the Board of Directors.

The Board of Directors will appoint a Chief Compliance Officer, who will oversee the implementation and testing of our compliance program and reports to the Board of Directors regarding compliance matters for the Company and the Advisor. The independent directors have engaged independent legal counsel to assist them in performing their oversight responsibilities.

We believe that the role of the Board of Directors in risk oversight is effective and appropriate given the extensive regulation to which it will be subject as a BDC. As a BDC, we will be required to comply with certain regulatory requirements that control the levels of risk in our business and operations. For example, we will be limited in our ability to enter into transactions with our affiliates, including investing in any portfolio company in which one of its affiliates currently has an investment.

Audit Committee

The Audit Committee will be composed of three persons. The Board of Directors is expected to determine that each member of the Audit Committee is an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K of the Exchange Act. In addition, each member of the Audit Committee will meet the current independence and experience requirements of Rule 10A-3 of the Exchange Act and, in addition, will not be an “interested person” of the Company or of the Advisor as defined in Section 2(a)(19) of the 1940 Act.

The Audit Committee will operate pursuant to a charter approved by the Board of Directors. The charter sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board of Directors in fulfilling its responsibilities for overseeing and monitoring the quality and integrity of our financial statements, the adequacy of our system of internal controls, the review of the independence and performance of, as well as communicate openly with, our registered public accounting firm, the performance of our internal audit function and our compliance with legal and regulatory requirements.

A charter of the Audit Committee is available in print to any stockholder who requests it and will also be available on our website at www.                    .com.

Governance Committee

The Governance Committee will operate pursuant to a charter approved by the Board of Directors and in compliance with our Nominating Procedures. The charter sets forth the responsibilities of the Governance Committee, including making nominations for the appointment or election of independent directors, personnel training policies and administering the provisions of the code of ethics and the code of ethics and business conduct applicable to the independent directors. The Nominating Procedures set forth our policy regarding director qualifications and skills, the process for identifying and evaluating director nominees and directors available for re-election, the process for evaluating director candidates nominated by stockholders, the process regarding stockholder communications with the Board of Directors and the policy regarding directors’ attendance at annual meetings.

The Governance Committee will consist of at least two persons, both of whom are considered independent.

The Governance Committee will consider qualified director nominees recommended by stockholders when such recommendations are submitted in accordance with our bylaws and the Nominating Procedures and any other applicable law, rule or regulation regarding director nominations.

One of the goals of the Governance Committee is to assemble a board of directors that brings us a variety of perspectives and skills derived from high quality business and professional experiences. In considering possible candidates for election as a director, the Governance Committee takes into account, in addition to such other factors as it deems relevant, the desirability of directors who:

•	are of high character and integrity;

•	are accomplished in their respective fields, with superior credentials and recognition;

•	have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•	have sufficient time available to devote to the affairs and business of the Company;

•	are able to work with the other members of the Board of Directors and contribute to the success of the Company;

•	can represent the long-term interests of our stockholders as a whole; and

•	represents a range of backgrounds and experience.

The Governance Committee also considers all applicable legal and regulatory requirements that govern the composition of the Board of Directors.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in our best interests and those of the stockholders. The Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board of Directors. The Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Board of Directors does not have a specific diversity policy, but considers diversity of race, religion, national origin, gender, sexual orientation, disability, cultural background and professional experiences in evaluating candidates for membership on the Board of Directors.

The Governance Committee will identify nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of the Board of Directors does not wish to continue in service or if the Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and Board of Directors will be polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals.

A charter of the Governance Committee and the Nominating Procedures is available in print to any stockholder who requests a copy, and will also be available on our website at www.                    .com.

Compensation Committee

The Compensation Committee will operate pursuant to a charter approved by the Board of Directors. The charter will set forth the responsibilities of the Compensation Committee, including overseeing our compensation policies, evaluating executive officer performance and reviewing and approving the compensation, if any, by us of our executive officers. The Compensation Committee will initially consist of at least two persons.

In reviewing and approving the compensation, if any, by us for each of our executive officers, the Compensation Committee will, among other things, consider corporate goals and objectives relevant to executive officer compensation, evaluate each executive officer’s performance in light of such goals and objectives, and set each executive officer’s compensation based on such evaluation and such other factors as the Compensation Committee deems appropriate and in our best interests (including the cost to us of such compensation). Notwithstanding the foregoing, currently none of our executive officers are directly compensated by us. However, we reimburse our Administrator for the allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under the Administration Agreement, including an allocable share of the compensation of certain of our executive officers with finance and compliance responsibilities.

A charter of the Compensation Committee is available in print to any stockholder who requests it, and will also be available on our website at www.                    .com.

Compensation of Independent Directors

We will pay each independent director the following amounts for serving as a director: (i) $[        ] per year; (ii) $[        ] per regular board meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with in-person attendance at such meeting; (iii) $[        ] per ad-hoc board meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with in-person attendance at such meeting; (iv) an additional fee of $[        ] for other members of the Audit Committee meeting; (v) $[        ]for the Chairperson of the Audit Committee; and (vi) $[        ]for other members of the Governance and Compensation Committee meeting; (viii) $[        ] for the Chairperson of the Governance Committee and the Compensation Committee; and (ix) $[        ] for the Chairperson, for their additional services in these capacities.

Indemnification Agreements

We intend to enter into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Delaware law and the 1940 Act. Each indemnification agreement will provide that we shall indemnify the director who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her corporate status, such director is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.

The Advisor

THL Credit Advisors LLC will serve as our investment adviser. The Advisor is registered with the SEC as an investment adviser under the Advisers Act. The Advisor is owned and controlled by the Investment Principals and a partnership consisting of certain of the partners of THL Partners. The Investment Principals have worked together over the past nine years at the Advisor and its predecessor, and together with their prior investment experiences, have invested through multiple business and credit cycles in a variety of credit products. Subject to the overall supervision of the Board of Directors, the Advisor manages the day-to-day operations of, and provides investment advisory and management services to, us.

Portfolio Managers

The members of the Advisor’s Investment Committee and the Advisor’s Managing Directors are the Company’s portfolio managers. The Investment Committee will initially consist of Sam W. Tillinghast, Christopher J. Flynn, and Terrence W. Olson. W. Montgomery Cook and Howard H. Wu are the Direct Lending Managing Directors.

None of the members of the Investment Committee are employed by the Company or receive any direct compensation from the Company. These individuals receive compensation from the Advisor that includes an annual base salary, and an annual discretionary bonus.

Investment Committee

All investment decisions require the approval of the Investment Committee. The Investment Committee will initially be comprised of Sam W. Tillinghast, Christopher J. Flynn, and Terrence W. Olson. The Investment Committee process is intended to bring the diverse experience and perspectives of the committee’s members to the analysis and consideration of every investment. The committee will also serve to provide investment consistency and adherence to the Advisor’s investment philosophies and policies. The Investment Committee will also determine appropriate investment sizing and suggest ongoing monitoring requirements.

In addition to reviewing investments, the Investment Committee meetings will serve as a forum to discuss credit views and outlooks. Potential transactions and investment origination will be reviewed on a regular basis. Members of the investment team will be encouraged to share information and views on credits with the Investment Committee early in their analysis. This process will improve the quality of the analysis and enables the investment team members to work more efficiently.

Each potential new investment will be presented to the Investment Committee in a formal written report. Each potential sale or exit of an existing investment will also be presented to the Investment Committee. To approve a new investment, or to exit or sell an existing investment, the consent of a majority of the three members of the investment committee will be required. See “Management of the Company and Investment Advisory Agreement—Investment Advisory Agreement” for more information, including information regarding the termination provisions of the Investment Advisory Agreement.

None of the members of the Investment Committee will be employed by us or receive any direct compensation from us. These individuals will receive compensation from the Advisor that includes an annual base salary, an annual discretionary bonus and a portion of the distributions made by the Advisor, a portion of which relates to the incentive fee or carried interest earned by the Advisor in connection with its services to us.

The Investment Committee will be supported by the investment team which will initially include W. Montgomery Cook, Daniel K. Letizia, Howard Wu, Darren B. Felfeli, Daniel R. Dubé, J. Christopher D. Babick, Steve M. Southwick and Garrett M. Stephen. The investment team will focus on origination and transaction analysis and diligence and ongoing monitoring of the Company’s investments.

Biographical information regarding members of the Investment Committee and the investment team who are not directors or executive officers of the Company is as follows:

W. Montgomery Cook. Mr. Cook is a Managing Director for the Advisor. He is responsible for transaction origination, underwriting and execution for the New York investment team. Mr. Cook also oversees origination, structuring and execution of investments in the financial services vertical. Prior to joining the Advisor in 2013, Mr. Cook was a Director at Deutsche Bank in the Credit Solutions Group where he was responsible for originating and structuring investment opportunities for the bank’s balance sheet. Mr. Cook’s experience included leveraged loans, middle market CLOs, esoteric asset finance, commercial real estate and premium finance. Prior to Deutsche Bank, Mr. Cook was a Managing Director with a publicly-traded BDC where he was on the investment committee and responsible for sourcing, underwriting, executing and monitoring a portfolio of subordinated loans and equity co-investments to financial sponsor-backed companies. Mr. Cook began his career at Merrill Lynch & Co. where he was a Financial Analyst in the Telecom, Media & Technology Investment Banking group and was subsequently an Associate and a Vice President in the Financial Sponsors Group at J.P. Morgan. Mr. Cook earned his B.S. in Business Administration from Northeastern University.

Daniel Letizia. Mr. Letizia is a Director for the Advisor. He leads transaction origination for the Midwest region and underwriting, execution and portfolio management for the Chicago and Houston investment teams. Prior to joining the Advisor in 2013, Mr. Letizia spent eleven years executing and monitoring leveraged finance transactions for middle-market private equity firms at CIT Group and GE Antares Capital. He began his career in mergers and acquisitions advisory at Lincoln International. Mr. Letizia earned his B.S. in Finance from the University of Illinois.

Howard H. Wu. Mr. Wu is a Managing Director of the Advisor. As a member of the Boston investment team, his role includes sourcing and evaluating new investment opportunities, executing transactions and managing portfolio investments. Prior to joining the Advisor, Mr. Wu worked in the Corporate Finance department at Yahoo! Inc. where he executed mergers & acquisitions and strategic partnerships. He was previously in the Investment Banking Division at Bear, Stearns & Co. in San Francisco and Los Angeles. Mr. Wu earned his B.A. in Economics from the University of California, Berkeley.

Darren B. Felfeli. Mr. Felfeli is a Vice President at THL Credit’s Direct Lending platform. His role includes sourcing and evaluating new investment opportunities, executing transactions and managing portfolio investments. Prior to joining Direct Lending in 2010, Mr. Felfeli worked in the Global Investment Banking Division of RBC Capital Markets in the Energy Group. Mr. Felfeli earned his B.S. in Business Administration with a major in Finance and minor in Accounting from the University of Texas at Austin.

Daniel Dubé. Mr. Dubé is a Director of the Advisor. As a member of the Los Angeles investment team, his role includes sourcing and evaluating new investment opportunities, executing transactions and managing portfolio investments. Prior to joining Direct Lending in 2010, Mr. Dubé worked for Macquarie Capital Funds in New York where he evaluated new acquisition opportunities and managed existing portfolio companies. Prior to Macquarie, he worked in the Investment Banking Division at Lehman Brothers in the Communications and Media Group. Mr. Dubé earned his B.S. in Business Administration with an emphasis in Corporate Finance from the University of Southern California.

Christopher D. Babick. Mr. Babick is a Vice President of THL Credit’s Direct Lending platform. As a member of the Midwest investment team, his role includes originating and evaluating new investment opportunities, executing transactions and portfolio management. Prior to joining Direct Lending in 2013, Mr. Babick worked at J.P. Morgan Securities Syndicated and Leveraged Finance Group where he was responsible for providing capital structure advisory, underwriting and execution of public and private market financing solutions in support of acquisitions, recapitalizations, and refinancings for clients of J.P. Morgan’s Investment Bank. He previously worked at Goldman Sachs and Lehman Brothers in Chicago focusing on mergers & acquisitions, private equity, general corporate finance and equity capital solutions. Mr. Babick earned his M.B.A. from The University of Virginia Darden School of Business and his B.A. and B.S. in History and Business Administration, respectively, from the University of California at Berkeley.

Steve M. Southwick. Mr. Southwick is a Vice President of THL Credit’s Direct Lending platform. As a member of the Midwest investment team, his role includes originating and evaluating new investment opportunities, executing transactions and managing portfolio investments. Prior to joining Direct Lending in 2013, Mr. Southwick worked for Sorenson Capital, a middle-market private equity fund, where he evaluated new acquisition opportunities and managed existing portfolio companies. Prior to Sorenson, he was in the Mergers and Acquisitions Group at Lehman Brothers and Barclays Capital in New York City. Mr. Southwick is a CFA charterholder and a member of the CFA Institute and CFA Society of Chicago. He earned an M.B.A., with honors, from the University of Chicago Booth School of Business and a B.S. in Business Management with an emphasis in Corporate Finance from Brigham Young University

Garrett M. Stephen. Mr. Stephen is a Vice President of THL Credit Advisors. As a member of the Boston investment team, his role includes sourcing and evaluating new investment opportunities, executing transactions and managing portfolio investments. Prior to joining THL Credit in 2012, Mr. Stephen worked in the Restructuring Group at Lazard where he served in the investment banking division. Prior to Lazard, he worked at CDG Group, a middle market restructuring firm, where he specialized in corporate turnarounds and restructurings across a variety of industries. Mr. Stephen holds a BS in Finance and Quantitative Perspectives and a minor in Management from Bentley UnivThe Investment Committee and the investment team are supported by the following professionals:

Biographical information regarding other senior members of the Direct Lending platform who are not directors or executive officers of the Company is as follows:

James W. Bartling. Mr. Bartling is a Senior Counsel and Director of the Advisor. His role includes structuring, negotiation, documentation and review of all portfolio investments and investment opportunities. Prior to joining the Advisor in 2011, Mr. Bartling was an Associate at the law firm of Proskauer Rose LLP, where he worked from 2007 to 2011 and had a general corporate practice, with an emphasis in commercial finance transactions, particularly those involving junior capital. Prior to joining Proskauer, Mr. Bartling worked in-house as an Associate Counsel at Investors Bank & Trust Company. Mr. Bartling earned his J.D. from Suffolk University Law School and his B.S. from the University of Vermont.

Patrick Glavey. Mr. Glavey is Vice President of Marketing and Client Service for the Advisor with responsibilities that include business development and marketing. He is responsible for the development and management of client relationships across Tradable Credit’s and Direct Lending’s product suites. Previously, Mr. Glavey worked with this team at McDonnell Investment Management, LLC. Prior to joining McDonnell, Mr. Glavey worked on the Structured Syndicate Desk at JPMorgan, where his responsibilities included marketing and distributing collateralized loan obligations, Trust Preferred Collateralized Debt Obligations, Credit Opportunity Funds, and Insurance Linked Securities. Mr. Glavey earned his B.S. in Finance from Providence College.

Brian Harpish. Mr. Harpish is a Controller and Director of the Advisor. His role includes managing the financial accounting and reporting, internal control environment and investment operations for TCRD. Prior to joining the Advisor in 2011, Mr. Harpish was a Controller at Energy Investors Funds where he was responsible for the financial reporting of various private equity funds. Prior to joining Energy Investors Funds, Mr. Harpish worked at THL Partners, where he was responsible for managing the financial reporting, taxation and ongoing investor relations for a number of private equity funds. Mr. Harpish began his career at PricewaterhouseCoopers LLP. Mr. Harpish earned his M.B.A from Boston University, his B.S. in Accountancy from Villanova University and is a licensed C.P.A.

Michael Herzig. Mr. Herzig is a Managing Director and Head of Business Development for the Advisor with responsibilities that include marketing and client service. In this capacity, he directs the Product Development and Strategy Committee, which is charged with developing new fund products for the institutional market. He has twenty years of investment industry experience. From February 2008 to June 2012, Mr. Herzig was Head of ACS Product Strategy of the Alternative Credit Strategies Group of McDonnell Investment Management, LLC. Previously, Mr. Herzig was a Managing Director and the Co-Head of Deutsche Bank’s (DB) CDO business in the Americas. In this role, he had oversight responsibilities for DB’s CLO underwriting and product placement, the hedging and risk management of its leveraged loan warehouse lines and also served as DB’s representative on the board of the Loan Securities Trading Association. Prior to joining DB in 1999, Mr. Herzig spent nine years at Merrill Lynch, where he was a senior marketer of structured credit and interest rate derivative products to institutional investors in the United States. In this position, he was instrumental in the marketing and education process for a variety of new product initiatives targeting the life insurance industry. Mr. Herzig earned his B.A. in International Business and French from Lehigh University.

Brett Hinton. Mr. Hinton is a Director of the Advisor. His responsibilities include business development, product development, strategic relationships and fund marketing. He is responsible for the development and management of institutional investor, private investor, co-investor, strategic capital and lender finance relationships across the Advisor’s platform. Mr. Hinton has a diverse background in private capital markets and specialization in traditional and niche illiquid credit and alternative yield strategies, working with an extensive group of credit managers and financial sponsors. Prior to joining the Advisor in early 2015, Mr. Hinton was a Director at Fortress Group, an independent private fund placement agent. Mr. Hinton’s role included all aspects of origination, distribution, project management and private fund advisory, pertaining to private fund commitments, secondary transactions and co-investments. Mr. Hinton led coverage of and established strong relationships with investment managers, institutional investors, investment consultants and advisors across various regions. Before joining Fortress Group in early 2009, Mr. Hinton’s experience was at the transaction level, focusing on mergers and acquisitions, growth capital, recapitalizations, debt financing and general performing and stressed corporate finance assignments. He was a Senior Acquisitions & Investment Analyst at InterContinental Hotels Group (IHG), reporting directly to the CFO. Prior to IHG, he was an Analyst at Genesis Capital, a boutique investment and merchant banking firm. Mr. Hinton began his career as an Analyst at UBS. Mr. Hinton earned his B.S. in Economics from Indiana University.

Katherine Taylor. Ms. Taylor is a Director of the Advisor. Her responsibilities include business development, product development, strategic relationships and fund marketing. She is responsible for the development and management of institutional investor, private investor, co-investor, strategic capital and lender finance relationships across the Advisor’s platform. Prior to joining the Advisor in 2016, Ms. Taylor was a Vice President and head of fundraising and investor relations at Graycliff Partners, the former private equity team of HSBC in the United States and Latin America. Prior to Graycliff Partners, Ms. Taylor was an Assistant Vice President at HSBC Private Bank, where her responsibilities included alternative asset marketing and new product development. Ms. Taylor also held previous roles at Loomis, Sayles & Company and State Street Global Markets. Ms. Taylor received her B.A. in International Studies and M.B.A. from the Carroll School of Management at Boston College.

Lauren Vieira. Ms. Vieira is Vice President of Investor Relations for the Advisor with responsibilities that include supporting all public and private market client management, strategic partnerships and business development activities. This includes coordinating investor relationships for TCRD and various private vehicles. Previously, Ms. Vieira was Vice President of Finance for the Advisor’s Direct Lending platform, where her primary responsibilities included oversight of the Direct Lending platform’s valuation processes, credit facility compliance, accounting and operations for the private funds, and other activities supporting corporate development initiatives. Prior to joining the Advisor in 2011, Ms. Vieira was a Senior Associate at Deloitte Financial Advisory Services LLP. Ms. Vieira earned her B.S. in Finance and Accounting from Boston College.

ITEM 6.	EXECUTIVE COMPENSATION

Compensation of Executive Officers

We do not currently have any employees and do not expect to have any employees. Services necessary for our business will be provided by individuals who are employees of the Advisor or its affiliates, pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement, as applicable. Our day-to-day investment and administrative operations will be managed by the Advisor. Most of the services necessary for the origination and administration of our investment portfolio will be provided by investment professionals employed by the Advisor or its affiliates.

None of our executive officers will receive direct compensation from us. We will reimburse the Advisor the allocable portion of the compensation paid by the Advisor (or its affiliates) to our chief compliance officer and chief financial officer and general counsel and their respective staffs (based on the percentage of time such individuals devote, on an estimated basis, to our business and affairs). The members of the Investment Committee, through their financial interests in the Advisor, are entitled to a portion of the profits earned by the Advisor, which includes any fees payable to the Advisor under the terms of the Investment Advisory Agreement, less expenses incurred by the Advisor in performing its services under the Investment Advisory Agreement. See “Item 1(c). Description of Business — Investment Advisory Agreement” and “Item 7. Certain Relationships and Related Transactions, and Director Independence.”

Compensation of Directors

No compensation is expected to be paid to our directors who are “interested persons,” as such term is defined in Section 2(a) (19) of the 1940 Act. We will pay each independent director the following amounts for serving as a director: (i) $[        ] per year; (ii) $[        ]per regular board meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with in-person attendance at such meeting; (iii) $[        ]per ad-hoc board meeting attended in person or by telephone, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with in-person attendance at such meeting; (iv) an additional fee of $[        ] for other members of the Audit Committee meeting; (v) $[        ] for the Chairperson of the Audit Committee; and (vi) $6,000 for other members of the Governance and Compensation Committee meeting; (viii) $[        ] for the Chairperson of the Governance Committee and the Compensation Committee; and (ix) $[         ] for the Chairperson, for their additional services in these capacities.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons, Promoters and Certain Control Persons

Investment Advisory Agreement; Administration Agreement

We will enter into the Investment Advisory Agreement with the Advisor pursuant to which we will pay management fees and incentive fees to the Advisor. In addition, pursuant to the Investment Advisory Agreement and the Administration Agreement, we will reimburse the Advisor for certain expenses as they occur. See “Item 1(c). Description of Business — Investment Advisory Agreement,” “Item 1(c). Description of Business — Administration Agreement,” and “Item 1(c). Description of Business — Payment of Our Expenses under the Investment Advisory Agreements.” The Investment Advisory Agreement and the Administration Agreement will be approved by the Board of Directors. Unless earlier terminated, the Investment Advisory Agreement will remain in effect for a period of two years from the date it first becomes effective and will remain in effect from year-to-year thereafter if approved annually by a majority of the Board of Directors, including a majority of independent directors, or by the holders of a majority of our outstanding voting securities.

Relationship with the Advisor and Potential Conflicts of Interest

We will enter into an Investment Advisory Agreement under which the Advisor, subject to the overall supervision of our Board of Directors will manage the day-to-day operations of, and provides investment advisory services to us. The Advisor and its affiliates may also manage other funds in the future that may have investment mandates that are similar, in whole and in part, with ours. For example the Advisor presently serves as an investment adviser to TCRD and private funds, including Fund III, and as sub-adviser to a closed-end fund, THL Credit Senior Loan Fund (NYSE: TSLF) and to open-end mutual funds. The Advisor may serve as investment advisor to additional private funds, registered closed-end or open-end funds and CLOs in the future and these funds may have overlapping investment objectives with the Company’s and, accordingly, may invest in asset classes similar to those targeted by the Company.

The Advisor’s policies will also be designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or an exemptive order, with other funds managed by the Advisor and its affiliates. As a result, the Advisor and/or its affiliates may face conflicts in allocating investment opportunities between us and such other entities. Although the Advisor and its affiliates will endeavor to allocate investment opportunities in a fair and equitable manner and consistent with applicable allocation procedures, it is possible that, in the future, we may not be given the opportunity to participate in investments made by investment funds managed by the Advisor or its affiliates.

Co-Investment Opportunities

As a BDC, we will be subject to certain regulatory restrictions in negotiating certain investments with entities with which we may be restricted from doing so under the 1940 Act, such as the Advisor and its affiliates, unless we obtain an exemptive order from the SEC. In accordance with our obligations under the 1940 Act, we may co-invest in portfolio companies with third parties. In addition, the SEC staff has granted the Advisor relief sought in an exemptive application that expands our ability to co-invest in portfolio companies with other funds managed by the Advisor or its affiliates in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, subject to compliance the conditions in the Order. Pursuant to the Order, we will be permitted to co-invest with our affiliates if a “required majority” (as defined in Section 57(o) of the 1940 Act) of our independent directors make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the transactions, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching by us or our stockholders on the part of any person concerned, and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies.

Certain Business Relationships

Certain of our current directors and officers are directors or officers of the Advisor and certain of its affiliates.

Indebtedness of Management

None.

Promoters and Certain Control Persons

The Advisor may be deemed our promoter. We have entered into the Investment Advisory Agreement and the Administration Agreement with the Advisor. The Advisor, for its services to us, will be entitled to receive management fees and incentive fees in addition to the reimbursement of certain expenses. In addition, under the Investment Advisory Agreement, we expect, to the extent permitted by applicable law and in the discretion of our Board of Directors, to indemnify the Advisor and certain of its affiliates. See “Item 1 (c). Description of Business—General.”

ITEM 8.	LEGAL PROCEEDINGS

Neither we nor the Advisor are currently subject to any material legal proceedings. However, from time to time, we may be party to certain legal proceedings incidental to the normal course of our business including the enforcement of our rights under contracts with our portfolio companies or prospective investments.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Until the completion of a Liquidity Event, our outstanding common stock will be offered and sold in transactions exempt from registration under the Securities Act under Section 4(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our common stock currently, nor can we give any assurance that one will develop.

Because shares of our common stock are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our common shares may not be sold, transferred, assigned, pledged or otherwise disposed of unless (i) our consent is granted, and (ii) the common shares are registered under applicable securities laws or specifically exempted from registration (in which case the stockholder may, at our option, be required to provide us with a legal opinion, in form and substance satisfactory to us, that registration is not required). Accordingly, an investor must be willing to bear the economic risk of investment in the common shares until we are liquidated. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the common shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the common shares and to execute such other instruments or certifications as are reasonably required by us.

Holders

Please see “Item 4. Security Ownership of Certain Beneficial Owners and Management” for disclosure regarding the holders of our common stock.

Valuation of Portfolio Securities

In calculating the value of our total assets, investments for which market quotations are readily available will be valued at such market quotations, which we will generally obtain from an independent pricing service or one or more broker-dealers or market makers. Debt and equity securities for which market quotations are not readily available will be valued at fair value as determined in good faith by or under the direction of the Board of Directors. Because we expect that there will not be a readily available market value for many of the investments in our portfolio, we expect to value many of our portfolio investments at fair value as determined in good faith by the Board of Directors in accordance with a documented valuation policy that will be reviewed and approved by the Board of Directors in accordance with U.S. GAAP. Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may differ significantly from the values that would have been used had a readily available market value existed for such investments, and the differences could be material. See “Risk Factors and Potential Conflicts of Interest —Risks Related to the Company’s Business and Structure —There will be uncertainty as to the value of our portfolio investments.”

With respect to investments for which market quotations are not readily available, we expect that the Board of Directors will undertake a multi-step valuation process each quarter, as described below:

•	our quarterly valuation process will begin with each portfolio company or investment being initially valued by the investment professionals responsible for the portfolio investment;

•	preliminary valuation conclusions will then be documented and discussed with senior management of the Advisor;

•	independent valuation firms, as determined by the audit committee of the Board of Directors, and engaged by us will conduct, on certain occasions, independent appraisals and review the Advisor’s preliminary valuations in light of their own independent assessment;

•	the audit committee of the Board of Directors will review the preliminary valuations of the Advisor and independent valuation firms and, if necessary, respond and supplement the valuation recommendation of the independent valuation firm to reflect any comments; and

•	the Board of Directors will discuss valuation and determine the fair value of each investment in our portfolio in good faith based on the input of the Advisor, the respective independent valuation firms and the audit committee.

The types of factors that we intend to take into account in fair value pricing our investments include, as relevant, the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flow, the markets in which the portfolio company does business, comparison to publicly traded securities and other relevant factors. We intend to utilize an income approach to value our debt investments and a combination of income and market approaches to value our equity investments. With respect to unquoted securities, the Board of Directors, in consultation with the independent third party valuation firm, will value each investment considering, among other measures, discounted cash flow models, comparisons of financial ratios of peer companies that are public and other factors, which valuation will then be approved by the Board of Directors. For debt investments, we intend to determine the fair value primarily using an income, or yield, approach that analyzes the discounted cash flows of interest and principal for the debt security, as set forth in the associated loan agreements, as well as the financial position and credit risk of each portfolio investments. We expect that our estimate of the expected repayment date will generally be the legal maturity date of the instrument. The yield analysis considers changes in leverage levels, credit quality, portfolio company performance and other factors.

The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future cash flows or earnings to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in fair value pricing our investments include, as relevant: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, the current investment performance rating, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public and enterprise values, among other factors.

In accordance with the authoritative guidance on fair value measurements and disclosures under U.S. GAAP, we intend to disclose the fair value of its investments in a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The guidance establishes three levels of the fair value hierarchy as follows:

Level 1—Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2—Quoted prices in markets that are not considered to be active or financial instruments for which significant inputs are observable, either directly or indirectly;

Level 3—Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The level of an asset or liability within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by management.

We intend to consider whether the volume and level of activity for the asset or liability have significantly decreased and identify transactions that are not orderly in determining fair value. Accordingly, if we determine that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. Valuation techniques such as an income approach might be appropriate to supplement or replace a market approach in those circumstances.

Distribution Policy

We will elect to be taxed as a RIC under Subchapter M of the Code. In order to maintain our status as a RIC, we will be required to distribute at least 90% of our investment company taxable income. To avoid a 4% excise tax on undistributed earnings, we will be required to distribute each calendar year the sum of (i) 98% of our ordinary income for such calendar year (ii) 98.2% of our net capital gains for the one-year period ending October 31 of that calendar year (iii) any income recognized, but not distributed, in preceding years and on which we paid no federal income tax.

We intend to make distributions to stockholders on a quarterly basis of substantially all of our net investment income. Although we intend to make distributions of net realized capital gains, if any, at least annually, out of assets legally available for such distributions, we may in the future decide to retain such capital gains for investment. In addition, the extent and timing of special dividends, if any, will be determined by our Board of Directors and will largely be driven by portfolio specific events and tax considerations at the time. See “Item 1(c). Description of Business—Dividend Reinvestment Plan.”

Reports to Stockholders

We will furnish our stockholders with annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law. Upon the effectiveness of this Registration Statement, we will be required to comply with all periodic reporting, proxy solicitation and other applicable requirements under the Exchange Act.

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES

In conjunction with our formation, we issued and sold 100 shares of our common stock to the Advisor, for an aggregate purchase price of $1,500. These shares were issued and sold in reliance upon the available exemptions from registration requirements of Section 4(2) of the Securities Act.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description is based on relevant portions of the Delaware General Corporation Law (“DGCL”) and on our certificate of incorporation and bylaws. This summary possesses the provisions deemed to be material, but is not necessarily complete.

General

Under the terms of our certificate of incorporation, our authorized stock will consist solely of 100,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, par value $0.001 per share.

There is currently no market for our stock, and we can offer no assurances that a market for our stock will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.

The following are our outstanding classes of securities as of October 19, 2016:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amounts Shown Under (3)
Common stock	1000	—	100

Common stock

Under the terms of our certificate of incorporation, holders of common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends declared by our Board of Directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. In addition, holders of the common stock may participate in its dividend reinvestment plan.

Preferred stock

Under the terms of our certificate of incorporation, the Board of Directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The Board of Directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The 1940 Act limits our flexibility as to certain rights and preferences of the preferred stock that our certificate of incorporation may provide and requires, among other things, that immediately after issuance and before any distribution is made with respect to common stock, we will meet a coverage ratio of total assets to total senior securities, which includes all of our borrowings and the preferred stock, of at least 200%, and the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if dividends on the preferred stock are unpaid in an amount equal to two full years of dividends on the preferred stock until all arrears are cured. The features of the preferred stock will be further limited by the requirements applicable to regulated investment companies under the Code. The purpose of authorizing the Board of Directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with providing leverage for our investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Delaware law and certain certificate of incorporation and bylaw provisions; anti-takeover measures

The certificate of incorporation and bylaws will provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of 75% of the then outstanding shares of our capital stock entitled to vote;

•	directors may be removed with or without cause by approval of at least 66 2/3% of the “continuing” directors (as such term is defined in our certificate of incorporation); and

•	subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, however the vacancy occurs, including a vacancy due to an enlargement of the Board of Directors, may only be filled by vote of a majority of the directors then in office.

The limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire us, or of discouraging a third party from acquiring us. The certificate of incorporation also provides that special meetings of the stockholders may only be called by the Board of Directors, Chairman, Vice Chairman, Co-Chief Executive Officers or President.

Delaware’s corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our certificate of incorporation permits our Board of Directors to adopt, amend or repeal its bylaws. Our bylaws generally can be amended by approval of at least 66 2/3% of the total number of continuing directors. stockholders do not have the right to adopt, amend or repeal any of the provisions of its bylaws.

Limitations of liability and indemnification

Under our certificate of incorporation, we intend to fully indemnify any person who was or is involved in any actual or threatened action, suit or proceeding by reason of the fact that such person is or was one of our directors or officers; provided, however, that, except for proceedings to enforce rights to indemnification, we will not be obligated to indemnify any director or officer in connection with a proceeding initiated by such person unless such proceeding was authorized or consented to by the Board of Directors. Once we are regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

We intend to obtain liability insurance for its officers and directors.

Anti-takeover provisions

The following summary outlines certain provisions of Delaware law and our certificate of incorporation regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of us by means of a tender offer, proxy contest or otherwise, or to change the composition of the Board of Directors. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with the Board of Directors. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the stockholders and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These attempts could also have the effect of increasing our expenses and disrupting its normal operation. We believe, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Pursuant to our certificate of incorporation, a director may be removed from office only for cause by a vote of the holders of at least 75% of the shares then entitled to vote for the election of the respective director. A director may be removed with or without cause by approval of at least 66 2/3% of the continuing directors.

In addition, our certificate of incorporation requires the favorable vote of a majority of the Board of Directors followed by the favorable vote of the holders of at least 75% of our outstanding shares of each affected class or series, voting separately as a class or series, to approve, adopt or authorize certain transactions with 10% or greater holders of a class or series of shares and their associates, unless the transaction has been approved by at least 80% of the our directors, in which case “a majority of the outstanding voting securities” (as defined in the 1940 Act) will be required. For purposes of these provisions, a 10% or greater holder of a class or series of shares, or a principal stockholder, refers to any person who, whether directly or indirectly and whether alone or together with its affiliates and associates, beneficially owns 10% or more of the outstanding shares of the our voting securities.

The 10% holder transactions subject to these special approval requirements are: the merger or consolidation of us or any subsidiary of ours with or into any principal stockholder; the issuance of any of our securities to any principal stockholder for cash, except pursuant to any automatic dividend reinvestment plan; the sale, lease or exchange of all or any substantial part of our assets to any principal stockholder, except assets having an aggregate fair market value of less than 5% of its total assets, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period; or the sale, lease or exchange to us or any subsidiary of ours, in exchange for its securities, of any assets of any principal stockholder, except assets having an aggregate fair market value of less than 5% of its total assets, aggregating for purposes of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period.

The 1940 Act defines “a majority of the outstanding voting securities” as the lesser of a majority of the outstanding shares and 67% of a quorum of a majority of the outstanding shares. For the purposes of calculating “a majority of the outstanding voting securities” under our certificate of incorporation, each class and series of shares will vote together as a single class, except to the extent required by the 1940 Act or our certificate of incorporation, with respect to any class or series of shares. If a separate class vote is required, the applicable proportion of shares of the class or series, voting as a separate class or series, also will be required.

The Board of Directors will determine that provisions with respect to the Board of Directors and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally.

Conflict with the 1940 Act

Our bylaws provide that, if and to the extent that any provision of the DGCL, or any provision of our certificate of incorporation or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

ITEM 12.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Limitation on Liability of Directors; Indemnification and Advance of Expenses

See “Item 11. Description of Registrant’s Securities to be Registered — Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Indemnification Agreements

We intend to enter into indemnification agreements with our directors. The indemnification agreements are intended to provide our directors the maximum indemnification permitted under Delaware law and the 1940 Act. Each indemnification agreement will provide that we shall indemnify the director who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her corporate status, such director is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Set forth below is an index to our financial statements attached to this Registration Statement.

Page
Index to Financial Statements*
Balance Sheet as of [ ]*
Notes to Balance Sheet*

*	— to be filed by amendment

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS

(a) List separately all financial statements filed

The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”

(b) Exhibits

3.1	Form of Certificate of Incorporation†

3.2	Bylaws*

4.1	Form of Subscription Agreement*

10.1	Form of Advisory Agreement*

10.2	Form of Administration Agreement*

10.3	Dividend Reinvestment Plan*

10.4	Form of Indemnification Agreement*

10.5	Custody Agreement*

10.6	Joint Insurance Agreement*

21.1	List of Subsidiaries—None

99.1	Code of Ethics*

*	— to be filed by amendment
†	— previously filed as an exhibit to the Registration Statement on Form 10 (File No. 000-55707) filed on October 21, 2016

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

THL Credit Lakeshore, Inc.

By:	/s/ Sam W. Tillinghast
	Name:	Sam W. Tillinghast
	Title:	Co-Chief Executive Officer and Co-Chief Investment Officer

Date: December 21, 2016